UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                -----------------

                      TECHNICAL ENVIRONMENT SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)


          COLORADO                         3273                  98-0149351
(State or other  jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or          Classification Code No.)    Identification No.)
       organization)
                                  C/O TES GmbH
                                25 Impler Strasse
                                  Munich, 81371
                                     Germany
       (Address of registrant's principal executive offices)(Postal Code)

                                 ---------------
                                   Copies to:

          Henry F. Schlueter                             Paul Maricle
     Schlueter & Associates, P.C.                    Rossi & Maricle P. C.
     1050 17th Street, Suite 1700                 370 17th Street, Suite 4250
        Denver, Colorado  80265                  Denver, Colorado  80202-4004
            (303) 292-3883                              (303) 623-5600
                                -----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                       CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Title of each class of   Amount to be     Proposed maximum              Proposed maximum           Amount of
Securities to be         registered(1)    offering price per share(2)   aggregate offering price   registration fee
registered
---------------------------------------------------------------------------------------------------------------------
Common Stock
no par value             8,300,237        $3.00                          $24,900,711                $6,923.00
---------------------------------------------------------------------------------------------------------------------

(1) Based on the number of shares TES Common Stock to be issued to the stockholders of ENTECS upon consummation of the merger as provided in the Merger Agreement attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 adopted under the Securities Act of 1933, as amended.


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                ------------------------------------------------

[ENTECS LOGO]


[________________, 1999]

Dear Stockholder:

     I am pleased to forward the enclosed Proxy Statement/Prospectus for the Special Meeting (the "Special Meeting") of Stockholders of Environmental Technologies and Software Solutions, Inc. ("ENTECS") to be held on ______________, 1999 at _______ a.m. local time, at ENTECS' facilities located at ______________________________________________, Munich, Germany. The purpose of the Special Meeting is to consider and vote upon the combination of ENTECS with Technical Environment Solutions, Inc. ("TES" or the "Company") through the merger (the "Merger")of TES Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of TES, with and into ENTECS.

     The Merger is subject to the terms and conditions of an Agreement and Plan of Merger, dated as of ________________, 1999 (the "Merger Agreement"), by and among TES, Merger Sub and ENTECS. In the Merger, Merger Sub will be merged with and into ENTECS; ENTECS will be the surviving corporation and will become a wholly owned subsidiary of TES. Pursuant to the Merger, each outstanding share of the Common Stock of ENTECS ("ENTECS Common Stock")will be converted, without any action on the part of the holder thereof, into the right to receive 5.7 shares of TES Common Stock (the "Exchange Ratio"). The shares of TES Common Stock held by TES shareholders prior to the Merger will remain unchanged by the Merger. Based on the number of shares of ENTECS Common Stock outstanding as of December 31, 1999, it is expected that, as a result of the Merger, TES will issue approximately 8,300,237 million shares of TES Common Stock.

     THE ENTECS BOARD OF DIRECTORS (THE "BOARD") HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER. THE BOARD UNANIMOUSLY BELIEVES THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE ENTECS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE ENTECS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE MERGER.

     The Merger Agreement and the consummation of the Merger must be approved by the holders of ENTECS Common Stock representing a majority of the outstanding shares of ENTECS Common Stock entitled to vote at the Special Meeting. Your vote on this matter is very important. We urge you to review carefully the enclosed material and to return your proxy promptly.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. YOU SHOULD NOT SEND IN THE STOCK CERTIFICATE(S) FOR YOUR ENTECS COMMON STOCK AT THIS TIME.

     On behalf of the Board, I thank you for your support and urge you to vote FOR approval of the Merger Agreement and the consummation of the Merger.

                                                Sincerely,


                                                Gerd Behrens, President

             ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTONS, INC.
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ____________________, 1999

To the Stockholders of Environmental Technologies and Software Solutions, Inc.

NOTICE IS HEREBY  GIVEN  that a  Special  Meeting  (the  "Special  Meeting")  of
Stockholders of Environmental Technologies and Software Solutions, Inc., a Colorado corporation ("ENTECS"), will be held at ________a.m., local time, on __________________, 1999 at ENTECS' facilities located at
__________________________________________________,   Munich,  Germany  for  the
following purposes:

          1. To consider and vote upon a proposal to approve (a) the Agreement and Plan of Merger, dated as of _________________, 1999, (the "Merger Agreement"), by and among Technical Environment Solutions, Inc.., a Colorado corporation("TES"), TES Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of TES ("Merger Sub"), and ENTECS, and (b) the merger of Merger Sub with and into ENTECS (the "Merger") whereby, among other things, ENTECS will survive the Merger and become a wholly-owned subsidiary of TES, each outstanding share of ENTECS Common Stock, no par value per share ("ENTECS Common Stock") will be converted, without any action on the part of the holder thereof, into the right to receive 5.7 shares of TES Common Stock (the "Exchange Ratio").

          2. To grant the Board of Directors of ENTECS discretionary authority to adjourn the Special Meeting in order to solicit additional votes for approval of the Merger Agreement and the Merger.

          3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement/Prospectus, a copy of which is attached hereto and made a part hereof and which you are urged to read carefully.

     The Board of Directors has fixed the close of business on _____________, 1999 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of ENTECS Common Stock representing a majority of the outstanding shares of ENTECS Common Stock entitled to vote at the Special Meeting.


                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           Frank Behrens, Secretary
[LOCATION]
__________, 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                           PROXY STATEMENT/PROSPECTUS


TECHNICAL ENVIRONMENT SOLUTIONS, INC.       ENVIRONMENTAL TECHNOLOGIES AND
PROSPECTUS                                  SOFTWARE SOLUTIONS, INC.
                                            PROXY STATEMENT
                                            For Special Meeting of Stockholders
                                            To be Held ______________

This Proxy Statement/Prospectus constitutes the Proxy Statement of Environmental Technologies and Software Solutions, Inc., a Colorado corporation ("ENTECS"), in connection with the solicitation of proxies by the ENTECS Board of Directors for use at the Special Meeting of ENTECS stockholders (the "Special Meeting") to be held at _______ a.m., local time, on _________________, 1999, at ENTECS'
facilities located at ____________________, Munich, Germany, and at any adjournments or postponements of the Special Meeting.

     This  Proxy   Statement/Prospectus   also  constitutes  the  Prospectus  of
Technical Environment Solutions, Inc. ("TES") for use in connection with the offer and issuance of shares of TES Common Stock, no par value per share ("TES Common Stock"), pursuant to the merger (the "Merger") of TES Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of TES ("Merger Sub"), with and into ENTECS under the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of ________________, 1999, by and among TES, Merger Sub and ENTECS. A copy of the Merger Agreement is attached hereto as Appendix A. As a result of the Merger, ENTECS will become a wholly owned subsidiary of TES.

     Upon the effectiveness of the Merger, each share of ENTECS Common Stock Company will be converted, without any action on the part of the holder thereof, into the right to receive 5.7 shares of TES Common Stock (the "Exchange Ratio"). An aggregate of 8,300,237 million shares of TES Common Stock, based on 1,456,182 shares of ENTECS Common Stock outstanding as of December 31, 1998, will be issued by TES in the Merger.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of ENTECS on or about ______________, 1999.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. ENTECS STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER THE SECTION LABELED "RISK FACTORS"

------------------------

NEITHER THIS TRANSACTION NOR THE SECURITIES OF TES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------

       The date of this Proxy Statement/Prospectus is_____________, 1999.

                              AVAILABLE INFORMATION

TES is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at 1801 California Street, Denver, Colorado 80202. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. TES is an electronic filer with the Commission, which maintains a web site containing reports, proxy statements and other information at the following location: http://www.sec.gov.

     This Prospectus constitutes part of a registration statement on Form S-4 (the "Registration Statement") filed by TES with the Commission under the Securities Act of 1933, as amended (the "Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to TES and the TES Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement/Prospectus incorporates by reference documents relating to TES that are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner of TES or ENTECS Common Stock, to whom this Proxy Statement/ Prospectus is delivered, on written or oral request, without charge, from TES, 25 Impler Strasse, Munich 81371, Germany, Attention: Frank Behrens,
Telephone: 011 49 89 720 15 100, if ordering from Europe and 370 17th Street, Suite 4250, Denver, Colorado 80202, Attention: Paul Maricle, Telephone (303) 623-5600 if ordering from outside of Europe. In order to ensure timely delivery of the documents, any such request should be made by ____________, 1999. Copies of the documents so requested will be delivered by first class mail, postage paid.

     The following documents are incorporated by reference herein:

1    Form 10-SB, filed with the Commission on February 11, 1998.
2    Form 10-SB, as amended, filed with the Commission on  July 2, 1998.
3    Form 10-QSB filed with the Commission on August 17, 1998.
4    Form 10-QSB filed with the Commission on November 19, 1998.
5    Form 8-K filed with the Commission on December 30, 1998.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus in addition to certain statements incorporated herein by reference, that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements include, without limitation, statements regarding anticipated cost savings resulting from the Merger, TES' future financial position, business strategy, budgets, reserve estimates, expected future production, and plans and objectives of management for future operations. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the results expressed or implied by any forward-looking statements ("Cautionary Statements") are disclosed under "Risk Factors" and in other filings made by TES with the Commission which have been incorporated herein by reference. All subsequent written and oral forward-looking statements relating to the matters described in this Prospectus and attributable to TES or to persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                TABLE OF CONTENTS
                                                                            Page

Available Information
Incorporation of Certain Documents by Reference
Forward-Looking Statements
Summary
     General
     The Parties
     The Special Meeting
     The Merger
     Summary Historical and ProForma Financial Data
Risk Factors
     Limited Operating History; New Business, Limited Product Sales
     Capital Intensive Business; Need for Additional Financing
     Dependence on Key Personnel
     Concentration of Revenues
     Dependence upon Environmental Regulation
     Regulatory Status of Operations
     Potential Environmental Liability
     Possible  Inability to List Securities on NASDAQ and Potential  Effect upon
        Trading
     Risks of Classification as a "Penny Stock"
     Ability to Respond to Technological Change
     Competition
     Limited Public Market for Securities
     Possible Volatility of Stock Price
     Dividends and Dividend  Policy
     Control by Management
     Shares Eligible for Future Sale
     Important  Factors  related to  Forward-Looking  Statements  and Associated
     Risks

The Special Meeting
     General
     Matters to be Considered at the Special Meeting
     Voting at the Special Meeting; Record Dates
     Proxies
     Appraisal Rights
     Expenses of Solicitation
     Recommendation of the Board of Directors
     Recommendation of the Board of Director

The Merger
     Background and Reasons for the Merger
     Recommendations of the Board of Directors
     Federal Income Tax Considerations in the United States
     Income Tax Consideration in Germany
     Appraisal Rights
     Interests of Certain Person in the Merger
     Financing of the Merger
     Accounting Treatment
The Merger Agreement
     General
     Effective Time of the Merger
     Exchange of Certificates
     Fractional Shares
     Representations
     Conduct of Business Pending the Merger
     Termination
     Expenses and Fees
Unaudited Pro Forma Consolidated Financial Statements
     Technical Environment Solutions, Inc. Pro Forma Combined Condensed Balance
        Sheet
     Technical Environment Solutions, Inc. Pro Forma Combined Condensed
        Statement of Operations for the nine monoths ended September 30, 1998 Technical Environment Solutions, Inc. Pro Forma Combined Condensed
        Statement of Operations for the year ended December 31, 1997
     Technical  Environment  Solutions,  Inc.  Notes to Pro  Forma  Combined
        Condensed Financial Statement
     Selected Financial Data of TES
     TES' Management's  Discussion and Analysis of Financial Condition and
        Results of Operations
     Results of Operations
Selected Financial Data of ENTECS
ENTECS' Management's  Discussion and Analysis of Financial Condition and Results
   of Operations
     Results of Operations
Business of TES
Business of ENTECS
Security Ownership of Certain Beneficial Owners and Management of TES
Directors and Executive Officers of TES
Certain Relationships and Related Transactions
Description of TES Capital Stock
Legal Opinions
Experts
Index to Financial Statements

Appendix A -- Agreement and Plan of Merger and Certificate of Merger Appendix B -- Opinion of Schlueter & Associates, P.C.
Appendix C -- Opinion of Rossi & Maricle, P.C.
Appendix D -- Section 7-113-102 of the Colorado Business Corporation Act

                                     SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy/Prospectus and in the documents incorporated herein by reference. Certain capitalized terms used in the Summary are defined elsewhere in this Proxy/ Prospectus. Reference is made to the more detailed information contained in this Proxy/Prospectus, the Appendices hereto and the documents incorporated by reference in this Proxy/Prospectus.

                                     General

     This Proxy Statement/Prospectus relates to the proposed merger of Merger Sub with and into ENTECS pursuant to an Agreement and Plan of Merger, dated _______________, 1999 (the "Merger Agreement"), a copy of which is attached hereto as Appendix A.

                                   The Parties

TES TES is a non-operating holding company which conducts Germany-based operations through two wholly-owned subsidiaries, Technical Environment Solutions, GmbH and TES Oecon AG. Since 1994, TES has been engaged in the marketing of recyling services on a contract basis primarily for electronic scrap and other valuable waste materials in cooperation with specialist waste disposal companies.

ENTECS ENTECS is a non-operating holding company. The Company's operations are conducted entirely in Germany by two wholly owned German subsidiaries, ENTECS Umwelttechnik GmbH, and ENTECS Software und Umweltmanagement GmbH. The Company is involved in the future-oriented environmental protection industry, which is expected to grow rapidly due to increasing investments being made in the area by both private enterprises and public institutions. The environmental protection industry is also expected to continually create new jobs because of the dynamic growth in the area. ENTECS holds the exclusive licensing rights to a new recycling system for the capture an re-use of cement waste and waste water that is generated by cement mixing plants. The system known as the "BRS-Compact" is in the process of being patented both as a technology and as a process. ENTECS' subsidiary, ENTECS Umwelttechnik GmbH, owns an artificial peat production system and produces three grades of high-quality all-natural artificial peat products.

                               The Special Meeting

Time, Date and
Place The Special Meeting of ENTECS Stockholders will be held on _______________, 1999, at _______ a.m., local time, at
                    ________________, Munich, Germany.

Record Dates; Shares
Entitled to Vote    Only  holders of record of shares of ENTECS  Common Stock at the close of  business  on  ___________,  1999 (the  "ENTECS
                    Record  Date") are  entitled to notice of and to vote at the
                    ENTECS   Special   Meeting.   At  such   date,   there  were
                    _______________ shares of ENTECS Common Stock outstanding, each of which will be entitled to one vote on each matter acted upon at the Special Meeting.

Purpose of the
Meeting The purpose of the ENTECS Special Meeting is to consider and to vote upon a proposal to approve the Merger Agreement and the merger of Merger Sub with and into ENTECS.

Votes Required      The  affirmative  vote of the  holders of a majority  of the outstanding shares of ENTECS Common Stock is required to approve the Merger. No stockholder approval is required by TES stockholders to approve the Merger; however, the board of directors of TES has approved the Merger and TES, as the sole shareholder of Merger Sub, will vote in favor of the Merger.

Appraisal Rights    Any  holder of record  of ENTECS  Common  Stock who does not vote in favor of the Merger and delivers a demand for appraisal prior to the vote thereon at the ENTECS Special
                    Meeting has the right to obtain cash payment for the "fair value" of his or her shares, as may be determined in judicial proceedings under Colorado law. Failure to comply in a timely manner with each of the procedural requirements specified by Colorado law will result in the loss of appraisal rights. See "The Merger - Appraisal Rights."

                                   The Merger

Effects of
the Merger          Upon consummation of the Merger,  Merger Sub, a wholly owned subsidiary of TES, will be merged with and into ENTECS and ENTECS will become a wholly owned subsidiary of TES. Each share of ENTECS Common Stock outstanding immediately prior to the Merger will be converted into the right to receive
                    5.7 shares of TES Common Stock. Based upon the number of shares of ENTECS Common Stock expected to be outstanding immediately prior to the Merger, the stockholders of ENTECS will have the right to receive an aggregate of approximately
                    8,300,237 shares of TES Common Stock upon consummation of the Merger.

Reasons for the
Merger The Merger is expected to result in administrative efficiencies, increased financial strength, and increased market potential, including global markets, for the added products that TES shall acquire from ENTECS. The Company expects that it will be able to better position itself as a result of the Merger to combine innovative technologies with the offering of certified environmental services and thereby achieve synergies in the market for its products.


Recommendation
of the Board of
Directors           The Board of  Directors of ENTECS has approved the Merger by unanimous vote, believes the Merger is in the best interests of ENTECS' stockholders, and recommends its approval by ENTECS stockholders.

Certain United States
Federal Income Tax
Considerations      It is expected  that the Merger will  constitute  a tax-free
                    reorganization   for  federal  income  tax  purposes,   and,
                    accordingly   no  gain   will  be   recognized   by   ENTECS
                    stockholders who are U.S. citizens with respect to the shares of TES Common Stock received by them as a result of the Merger. See "The Merger - United States Federal Income
                    Tax Considerations."

Certain German
Income Tax
Considerations      It is expected that no taxable  income will be recognized by
                    ENTECS stockholders for German income tax purposes with respect to the shares of TES Common Stock received by them as a result of the Merger. See "The Merger - Income Tax
                    Considerations in Germany."

Effective Time of
the Merger          The Merger is expected to become  effective on ____________,
                    1999, at the time the Articles of Merger  between ENTECS and
                    Merger Sub are filed with the  Colorado  Secretary  of State and  certain  other  conditions  set  forth  in  the  Merger
                    Agreement  are  satisfied.   See  "The  Merger  Agreement  -
                    Effective Time of the Merger."

                        Summary Historical Financial Data

     Set forth below are summary historical financial data and comparative per share data of TES and ENTECSS. The summary historical financial data and comparative per share data are based upon the respective historical financial statements of TES and ENTECS, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus, and should be read in conjunction therewith. The summary unaudited pro forma consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been reported had the Merger been in effect during the periods presented or that may be reported in the future. The summary pro forma consolidated financial data should be read in conjunction with the unaudited pro forma consolidated financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.


                      Technical Environment Solutions, Inc.
                             Summary Financial Data

                                                                                       Nine Months Ended
                                          Year Ended December 31,                         September 30,
                                          -----------------------                         -------------
Statement of Operations Data:      1995       1996        1997        1997         1997       1998        1998
                                   ----       ----        ----        ----         ----       ----        ----

                                    DM         DM          DM         US $         DM          DM         US $
                                    --         --          --         ----         --          --         ----
Sales                            577,564     293,814     453,909     253,283     256,226     611,527     366,184
Gross Profit                     226,200     116,471     274,219     153,015     115,371     431,852     258,594
Net income (loss)               (121,587)   (207,420)   (640,005)   (357,126)   (353,323)   (632,318)   (378,634)
Income (loss) from operations    (97,772)   (165,143)   (612,477)   (341,765)   (333,568)   (566,514)   (339,230)
 Earnings (loss) per share         (0.08)      (0.14)      (0.38)      (0.21)      (0.21)      (0.36)      (0.22)
                                --------    --------    --------    --------    --------    --------    --------


                               December 31. 1997           September 30. 1998
                               -----------------           ------------------
                                 DM           US $            DM          US $
                                 --           ----            --          ----
Balance Sheet Data:
  Working capital             653,996       364,932        21,259        12,729
  Current assets            1,188,826       663,370       331,087       198,256
  Current liabilities         534,830       298,438       309,828       185,527
  Total assets              1,697,536       947,233       986,071       590,462
  Total liabilities           769,130       429,178       689,983       413,164
  Shareholders' equity        928,406       518,055       296,088       177,298





             Environmental Technologies and Software Solutions, Inc.
                             Summary Financial Data

                                                                      Nine Months Ended
                                   Year Ended December 31                September 30,
                                   ----------------------   -------------------------------------
                                     1997        1997        1997           1998          1998
                                      DM          US$         DM              DM           US$
                                   --------     --------    --------      --------       --------
Statement of Operations Data:
  Revenue                              --          --          --           20,000         11,975
  Income (loss) from Operation     (343,614)   (191,738)    (181,689)     (909,145)      (544,333)
  Net income (loss)                (344,625)   (192,302)    (181,801)     (878,653)      (526,077)
  Earnings (loss) per share           (0.33)      (0.19)       (0.19)        (0.65)        (0.39)





                                 December 31, 1997          September 30, 1998
                              -----------------------    -----------------------
                                  DM            DM           DM           DM
Balance Sheet Data:
  Working capital (deficit)    (227,687)     (127,039)     981,870       587,876
  Current assets                327,354       182,665    1,320,043       790,350
  Current liabilities           555,041       309,714      338,173       202,474
  Total assets                2,142,880     1,195,737    3,068,950     1,837,475
  Total liabilities           1,486,236       829,327      701,105       419,773
  Shareholders' equity          656,644       366,410    2,367,845     1,417,701




                      Technical Environment Solutions, Inc.
            Summary Unaudited Pro Forma Consolidated Financial Data

                                                                   Nine Months
                                                  Year Ended          Ended
                                                 Dec. 31, 1997    Sept. 30, 1998
                                                 -------------    --------------
                                                      DM                DM

Statement of Operations Data:
  Sales                                             453,909          631,527
  Gross profit                                      274,219          451,852
  Net income (loss)                                (984,630)      (1,510,971)
  Income (loss) per share                             (0.13)           (0.16)

                                                                  September 30,
                                                                      1998
                                                                  -------------
Balance Sheet Data:                                                    DM
  Working capital                                                    853,129
  Current assets                                                   1,493,630
  Current liabilities                                                640,501
  Total assets                                                     3,897,521
  Total liabilities                                                1,233,588
  Shareholders' equity                                             2,663,933

                                  RISK FACTORS

     The risk factors  discussed below should be considered in conjunction  with
the  other   information   contained  in  this   Prospectus  and  the  documents
incorporated by reference herein.

     Limited Operating History; New Business, Limited Product Sales. Although the Company has been in business since 1994, its operations during that time consisted mainly of the marketing and sale of recycling services to larger companies. Until recently, the Company did not have its own recycling facility but contracted as a "middle-man" to deliver material from larger companies to certain recyclers. The Company has a limited operating history and substantially all of its revenues have been derived from the sale of recycling services. Although the Company recently commenced operation of its own recycling facility, there can be no assurance that the Company will be able to successfully market and conduct its recycling services. Further, although the Company has developed plans to open a job training program for the recycling industry, there can be no assurance that the Company will be able to successfully open its job training facility or that, if opened, the Company will be able to operate the facility on a profitable basis. There can be no assurance that, even after the expenditure of substantial funds and efforts, the Company will ever achieve or maintain an adequate level of business or profitability. The failure to successfully market, sell, and conduct recycling operations will have a material adverse effect on the Company's financial condition and results of operations. It may also be expected that the failure to successfully open its job training facility and operate that facility on a profitable basis will also have a material adverse effect on the Company's financial condition and results of operations.

     Capital Intensive Business; Need for Additional Financing. The Company's business is capital intensive. The Company is currently experiencing a liquidity crisis and must raise additional funds. Further, the Company has not generated sufficient cash-flow to fund its operations and activities. The Company has no commitments for any future financing and there can be no assurance that the Company will be able to obtain additional financing in the future from either debt or equity financings, bank loans or other sources on acceptable terms or at all. If available, any additional equity financings may be dilutive to the Company's stockholders and any debt financings may contain restrictive covenants and additional debt service requirements, which could adversely affect the Company's operating results. If the Company is unable to obtain necessary financing, it will be required to significantly curtail its activities or cease operations.

     Dependence on Key Employees. The Company's success depends to a significant extent upon a number of key management and technical personnel, the loss of one or more of whom could have a material adverse effect on the Company's results of operations. Further, the Company believes that its success will depend in large part upon its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop and market its recycling business or its job training program in a successful manner.

     Concentration of Revenues. A significant portion of the Company's revenues have been derived from one customer. In fiscal 1996, revenues from the Company's largest customer amounted to 10% of the Company's total revenues, and in fiscal 1995, that same customer accounted for 40% of the Company's total revenues. The Company expects that it will continue to be dependent upon a limited number of customers for significant portions of its revenues in future periods. There can be no assurance that revenues from customers that accounted for significant revenues in past periods, individually or as a group, will continue, or if continued will reach or exceed historical levels in any future period. The Company's operating results may in the future be subject to substantial period-to-period fluctuations as a consequence of such customer concentration.

     Dependence upon Environmental Regulation. Federal, state and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by the Company. The level of enforcement activities by federal, state and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that suppliers of manufacturing by-products and other industrial wastes find alternative means to comply with applicable regulatory requirements, the Company's ability to procure such by-products and wastes and the demand for the Company's services could be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any changes in these regulations which increase compliance standards may require the Company to change or improve its processes.

     Regulatory Status of Operations. The Company and its customers operate in a highly regulated environment, and any future facilities may be required to have various federal, state and/or local government permits and authorizations, registrations and/or exemptions. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations or exemptions may adversely affect the operation of the Company's business and may subject the Company to federal, state or locally-imposed penalties. The Company's ability to satisfy the permitting requirements for a particular facility does not assure that permitting requirements for other facilities will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions or approvals. There can be no assurance that the Company or its customers will meet all of the applicable regulatory requirements.

     Potential Environmental Liability. The Company's business exposes it to the risk that harmful substances may be released or escape into the environment from its facilities, processes or equipment, resulting in potential liability for the clean-up or re-mediation of the release and/or potential personal injury associated with the release. Additionally, the Company is potentially subject to regulatory liability for the generation, transportation, treatment, storage or disposal of waste, both hazardous and non-hazardous, if it does not act in accordance with the requirements of federal or state waste regulations or facility specific regulatory determinations, authorizations or exemptions.

     The Company may also be exposed to certain environmental risks resulting from the actions of the suppliers of the products that it recycles and other suppliers of industrial waste. Although the Company maintains general liability insurance, this insurance is subject to coverage limits and generally excludes coverage for losses or liabilities related to environmental damage or pollution. Although the Company conducts and plans to conduct its operations prudently with respect to environmental regulations and plans to structure its relationships with customers and contractors in a manner so as to minimize its exposure to environmental liabilities, the Company's business, financial condition and results of operations could be materially adversely affected by an environmental claim that is not covered or only partially covered by insurance or other available remedy.

      Possible Inability to List Securities on NASDAQ and Potential Effect upon Trading. In order to be included in NASDAQ's SmallCap Market, a company must satisfy the requirements described below. A company must meet one or more of the following three requirements: (i) net tangible assets of $4 million ($2 million for continued inclusion), (ii) have a market capitalization of $50 million ($35 million for continued inclusion), or (iii) have net income (in the latest fiscal year or 2 of the last 3 fiscal years) of $750,000 ($500,000 for continued inclusion). In addition, a company must also satisfy the following requirements:
(i) one million  shares in the public float  (500,000 for continued  inclusion),
(ii) $5 million of market value of the public float ($1 million for continued inclusion), (iii) a minimum bid price of $4 ($1 for continued inclusion), (iv) three market makers (two for continued inclusion), (v) 300 (round lot) shareholders, (vi) an operating history of one year or market capitalization of $50 million, and (vii) certain corporate governance standards. The Company does not presently meet the requirements for inclusion in either the NASDAQ SmallCap Market or the NASDAQ National Market, and may never meet the requirements for inclusion in either of those two markets. Trading in the Company's securities is being conducted in the over-the-counter market in the NASD's "Electronic Bulletin Board" and, as a result, it may be more difficult to obtain quotations of the market price of the Company's securities. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and the news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained

     Risks of Classification as a "Penny Stock." The Company's securities are currently subject to Rule 15g-9 under the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by such rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of the Company's shareholders to sell any of their securities in the secondary market.

     Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on the Nasdaq SmallCap Market or the Nasdaq National Market, and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. It is not presently anticipated that the Company's securities will qualify for either the National Market or SmallCap markets. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to
Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

     Ability to Respond to Technological Change. The Company's future success will depend significantly on its ability to enhance its recycling capabilities in a manner which keeps pace with technological developments and evolving industry standards. There can be no assurance that the Company will be successful in enhancing its recycling capabilities or meeting customer requirements adequately. The Company's delay or failure to develop or acquire technological improvements or to adapt to technological change would have a material adverse effect on the Company's business, results of operations and financial condition.

     Competition. The market for the Company's services and recycled products is competitive and subject to rapid change. There can be no assurance that competitors will not develop alternative methodologies that: (i) are superior to the Company's methodologies; or that (ii) achieve greater market acceptance. Further, the market for recycled products and raw material is dependent to some extent upon prices for new products and material, and perceptions as to the quality of recycled products or material. To the extent that the prices of new products or material are competitive with the prices offered by the Company, sales of the Company's recycled products may be adversely affected. Accordingly, there can be no assurance that the Company will be able to compete successfully with its present or potential competition, or that competition will not have a material adverse effect on the Company's results of operations and financial condition.

    Limited Public Market for Securities. Until recently, there was no public market for the Company's common stock. At the present time there is only a limited market for the Company's common stock. There can be no assurance that an active trading market will develop or be sustained in the future for the Company's securities.

     Possible  Volatility  of Stock  Price.  The market  price of the  Company's
Common Stock could be subject to significant fluctuations in response to variations in actual and anticipated quarterly operating results, changes in earnings estimates by analysts, announcements of new products or technological innovations by the Company or its competitors, and other events or factors. In addition, the stocks of many companies have experienced extreme price and volume fluctuations that have often been unrelated to the companies' operating performance.

     Dividends and Dividend Policy. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. As a holding company, the Company holds no significant tangible assets other than its investments in and advances and loans to its wholly-owned subsidiaries. The Company's ability to make cash dividend payments to holders of the Common Stock is dependent upon the receipt of sufficient funds from TES GmbH.

     Control by Management. Prior to the Merger, the officers and directors of the Company own approximately 64.3% of the outstanding shares of the Company's Common Stock. After the Merger, it is expected that the officers and directors of the Company will own approximately 54.3% of the outstanding shares of the Company's Common Stock. Due to their stock ownership, the officers and directors will be in a position to elect the Board of Directors and, therefore, to control the business and affairs of the Company, including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of the Company's securities.

     Shares Eligible for Future Sale. As of December 31, 1998, the Company had not reserved any shares of Common Stock for issuance upon exercise of stock options that may be granted pursuant to its stock option plan ("Plan Options"). Sales of Common Stock underlying the Plan Options may adversely affect the price of the Common Stock. In addition, the existence of such options and warrants may adversely affect the terms on which the Company may obtain additional equity capital in the future. Further, all of the Company's Common Stock has been sold in "off-shore" transactions, including 233,476 shares that were sold between February and July of 1997, and which under certain circumstances will be eligible for resale into the United States after those shares have been held for one year. Shares held by the officers and directors of the Company may only be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Further, as a result of the merger, it is anticipated that 8,300,230 shares of TES Common Stock will be issued to the ENTECS stockholders. The market overhang created by the TES shares being issued in the merger could have a depressive effect upon the trading price of the Common Stock.

     Important Factors related to Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the development and conduct of the recycling business and the job training business, and the future economic performance of the Company. The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will be able to develop its recycling business, develop and establish its job training programs, that competitive conditions within the recycling industry will not change materially or adversely, that demand for the Company's recycling services and recycled materials and products will remain strong, that the Company will retain key management personnel, that the Company's forecasts will accurately anticipate market demand and that there will be no material adverse change in the Company's operations or business.

Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed elsewhere under other risk factors, the business and operation of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                               THE SPECIAL MEETING

General

     This Proxy Statement/Prospectus is being furnished to holders of ENTECS Common Stock in connection with the solicitation of proxies by the ENTECS Board of Directors for use at the ENTECS Special Meeting of the Stockholders to be
held             on              ____________,              199__             at
_________________________________________________,  Munich, Germany,  commencing at _____ a.m., local time. This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to ENTECS stockholders on or about __________, 199__.

Matters to be Considered at the Special Meeting

     At the ENTECS Special Meeting, holders of ENTECS Common Stock, the only stock of ENTECS having voting rights with respect thereto, will consider and vote upon (i) a proposal to approve the merger of Merger Sub with and into ENTECS (the "Merger") pursuant to an Agreement and Plan of Merger dated _________, 1999 (the "Merger Agreement") among Merger Sub, TES and ENTECS; and
(ii) such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

Voting at the Special Meeting; Record Dates

     The ENTECS Board of Directors has fixed ___________, 199__ as the record date for the determination of ENTECS stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of ENTECS Common Stock on the record date will be entitled to notice of and to vote at the Special Meeting. As of the record date, there were ____________ shares of ENTECS Common Stock outstanding, held by approximately _____ holders of record. Each holder of record of shares of ENTECS Common Stock on the record date is entitled to one vote per share on each proposal properly submitted to a vote at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ENTECS Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

     Under the Colorado Business Corporation Act (the "Colorado Act"), the affirmative vote of the holders of a majority of the outstanding shares of ENTECS Common Stock is required for the approval of the Merger. As of the record date, directors and executive officers of ENTECS who may be deemed to be beneficial owners of approximately 890,000 shares, or 61.1% of the outstanding shares, of such stock, have advised ENTECS that they intend to vote or direct the vote of all shares of such stock over which they have voting control for approval of the Merger.

Proxies

     The ENTECS proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the ENTECS Board of Directors for use at the Special Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to ENTECS. All shares of ENTECS Common Stock that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If the instruction is to abstain, the shares represented by the proxy will be deemed to be present at the Special Meeting but will not be voted with respect to the Merger, thereby having the same effect as a vote against the Merger. If no instructions are indicated, the proxy will be voted FOR approval of the Merger.

     ENTECS' Board of Directors does not presently intend to bring any other business before the Special Meeting and, so far as is known to ENTECS' Board of Directors, no other matters are to be brought before the Special Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. An ENTECS stockholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting by (i) delivering to the Secretary of ENTECS a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person.


Appraisal Rights

     Under the Colorado Act, any holder of record of ENTECS Common Stock who does not vote in favor of the Merger and delivers a demand for appraisal prior to the vote on the proposed Merger at the ENTECS Special Meeting has the right to obtain cash payment for the "fair value" of his or her shares of ENTECS Common Stock. Such "fair value" would be determined in judicial proceedings, the results of which cannot be predicted, if the parties cannot agree to an appropriate "fair value." In order to exercise such right, a stockholder must comply with each of the procedural requirements of the Colorado Act , a description of which is provided in "The Merger - Appraisal Rights." The failure to take any of the steps required in a timely manner will result in a loss of appraisal rights.

Expenses of Solicitation

     TES and ENTECS will share the cost of solicitation of proxies from its stockholders estimated to be $___________ plus reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of ENTECS may solicit proxies from stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and TES and ENTECS will reimburse such holders for their reasonable expenses.

Recommendation of the Board of Directors

     THE ENTECS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, ENTECS AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF ENTECS COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE MERGER.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF ENTECS. ACCORDINGLY, ENTECS STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


                                   -----------

                     ENTECS STOCKHOLDERS SHOULD NOT SEND ANY
                    STOCK CERTIFICATES WITH THEIR PROXY CARDS
                                   -----------

                                   THE MERGER

Background and Reasons for the Merger

     TES and ENTECS both provide products in the recycling of other industries waste products. Both TES and ENTECS were founded by Gerd Behrens, president for each company. Because TES and ENTECS recycle different types of product waste, Mr. Behrens initially believed it more efficient to contain the operations in separate entities. However, in June, 1998 Mr. Behrens began to explore the feasibility of combining the operations of TES and ENTECS into one entity. The Company expects that the Merger will result in administrative efficiencies, increased financial strength and increased market potential, including global markets for all products. The Company further expects that it will be able to better position itself as a result of the Merger to combine innovative technologies with the offering of certified environmental services and thereby achieve synergies in the market for its products. Management believes that as a result of the Merger, the Company will also be able to more effectively comply with governmental regulation since all activities will be conducted under the umbrella of TES.

Recommendation of the Board of Directors

     The Board of Directors of ENTECS, by unanimous vote, has determined the Merger to be in the best interests of ENTECS' stockholders, approved the Merger Agreement, and recommended that ENTECS stockholders vote FOR the proposal to approve the Merger Agreement, the Merger, and the transactions contemplated thereby.

Federal Income Tax Considerations in the United States

     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of ENTECS Common Stock for TES Common Stock pursuant to the Merger that are generally applicable to holders of ENTECS Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code") existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to TES, ENTECS or ENTECS' stockholders as described herein.

     ENTECS stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular ENTECS stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their ENTECS Common Stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the

Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of ENTECS Common Stock are acquired or in which shares of TES Common Stock are disposed. Accordingly, ENTECS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The Merger is intended to constitute a Reorganization. Provided that the Merger does so qualify as a Reorganization, then, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

     (a) No gain or loss will be recognized by holders of ENTECS Common Stock solely upon their receipt of TES Common Stock in exchange for ENTECS Common Stock in the merger (except to the extent of cash received in lieu of a fractional share of TES Common Stock).

     (b) The aggregate tax basis of the TES Common Stock received by ENTECS stockholders in the Merger (reduced by any tax bases attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the ENTECS Common Stock surrendered in exchange therefor.

     (c) The holding period of the TES Common Stock received by each ENTECS stockholder in the Merger will include the period for which the ENTECS Common Stock surrendered in exchange therefor was considered to be held, provided that the ENTECS Common Stock so surrendered is held as a capital asset at the time of the Merger.

     (d) Cash payments received by holders of ENTECS Common Stock in lieu of a fractional share will be treated as if such fractional share of TES Common Stock had been issued in the Merger and then redeemed by TES. A ENTECS stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

     (e) Neither TES, Merger Sub nor ENTECS will recognize material amounts of gain solely as a result of the Merger.

     The parties are not requesting and will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. The consummation of the Merger is conditioned on the receipt by TES and ENTECS of an opinion from Schlueter & Associates, P.C. to the effect that the Merger will constitute a Reorganization (the "Tax Opinions"). ENTECS stockholders should be aware that the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. The Tax Opinions will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by TES, ENTECS and Merger Sub.

     A successful IRS challenge to the Reorganization status of the Merger would result in ENTECS stockholders recognizing taxable gain or loss with respect to each share of Common Stock of ENTECS surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the TES Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the TES Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

Income Tax Considerations in Germany

The following discussion summarizes the material German income tax considerations relevant to the exchange of shares of ENTECS Common Stock for TES Common Stock pursuant to the Merger that are generally applicable to holders of ENTECS Common Stock. This discussion is based on currently existing provisions of the tax law in Germany.

     It is expected that no taxable income will be recognized by ENTECS stockholders for German income tax purposes with respect to the shares of TES Common Stock received by them as a result of the Merger. This expectation is based upon the following assumptions:

   (a) All ENTECS stockholders hold their ENTECS shares privately, and not as company property;

   (b) No ENTECS stockholder will receive additional consideration or money for their ENTECS shares other than the TES shares they are entitled to receive;

   (c) The value of the ENTECS shares that ENTECS stockholders exchange for TES shares do not exceed the value of TES Common Stock shares as of the Merger date; and

   (d) No single ENTECS stockholder obtains more than 10% of the TES Common Stock as a result of the Merger.

     In any event, ENTECS stockholders who have held their stock for six (6) months or more are not subject to income tax as a result of the exchange of their shares.

Appraisal Rights

     Stockholders of ENTECS who do not vote in favor of the Merger may, under certain circumstances and by following the procedures prescribed by the Colorado Act , exercise appraisal rights and receive cash for their shares of ENTECS Common Stock. Stockholders of TES will not have appraisal rights under the Colorado Act in connection with the Merger.

     If a holder of ENTECS Common Stock exercises appraisal rights in connection with the Merger under Section 7-113-102 of the Colorado Act, any shares of ENTECS Common Stock in respect of which such rights have been exercised and perfected will not be converted into the applicable consideration as determined by the Merger Agreement but instead will be converted into the right to receive such consideration as may be determined under the procedures identified under
Section 7-113-102 of the Colorado Act. This Proxy Statement/Prospectus is being sent by personal delivery or by mail to all holders of record of shares of ENTECS Common Stock on the ENTECS Record Date and constitutes notice of the appraisal rights available to such holders under Section 7-113-102 of the Colorado Act.

     The following summary of the provisions of Section 7-113-102 of the Colorado Act is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 7-113-102, a copy of which is attached to this Proxy Statement/Prospectus as Appendix D and incorporated herein by reference.

     Subject to certain limited exceptions, a stockholder of a Colorado corporation has the right to demand and receive payment of the fair value of his or her stock in the cases of

   (a)    a merger to which the corporation is a party if:

         (i) approval of the shareholders of the corporation is required by the Articles of Incorporation; or
         (ii)  the corporation is a subsidiary being merged with its parent;

   (b)    a share exchange by which the corporation's shares will be acquired;

   (c) a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation for which a stockholder vote is required;

   (d) a sale, lease, exchange or other disposition of all or substantially all of the property of an entity controlled by the corporation if the stockholders are entitled to consent to that disposition;

   (e) an amendment to the Articles of Incorporation that materially and adversely affects the shares because it:

         (i)    alters or abolishes a preferential right of the shares;
         (ii) creates, alters or abolishes a redemption right of the shares (including matters involving a sinking fund for redemption or repurchase);

   (f) an amendment to the Articles of Incorporation that affects the shares because it:

         (i) excludes or limits the right of the shares to vote on any matter or to cumulate votes (other than simply issuing additional shares with similar voting rights);
         (ii) reduces the number of shares owned by the stockholder to a fraction of a share or to scrip;

   (g) for any corporate action to the extent provided by the bylaws or by a resolution of the board of directors.

     Fair value of the stock is determined immediately before the effectuation of he corporate action to which to which the dissenter objects. Care must be exercised by any objection stockholder that the fair appraisal remedy procedures be scrupulously followed in order to maintain such remedy.

     IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE COLORADO LAW, ENTECS STOCKHOLDERS WHO ARE CONSIDERING PURSUING APPRAISAL RIGHTS MAY WISH TO CONSULT LEGAL COUNSEL.

Interests of Certain Persons in the Merger

     The members of the TES Board of Directors have interests in the Merger that are in addition to their interests as stockholders of TES, and certain members of ENTECS Board of Directors and management have interests in the Merger that are in addition to their interests as stockholders of ENTECS. The TES Board of Directors and the ENTECS Board of Directors were aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby.

     In considering the recommendation of the ENTECS Board of Directors with respect to the Merger, stockholders of ENTECS should be aware that certain officers and directors of ENTECS have interests in the Merger, including those referred to below, that presented them with potential conflicts of interests. The ENTECS Board of Directors was aware of these potential conflicts and considered them along with the other matters described in "The Special Meeting -- Board Recommendation" and "The Merger and Related Transactions -- Reasons for the Merger."

     The officers and directors of ENTECS include individuals who are also officers and directors or consultants of TES. These individuals include Gerd Behrens, Frank Behrens, Yvonne Marquard and Karsten Behrens.

     Gerd Behrens, President and Director of ENTECS, is also Chairman of the Board and President of TES. Gerd Behrens owns 500,000 shares, or 34.3%, of ENTECS Common Stock.

     Frank Behrens, Secretary and Treasurer and a Director of ENTECS, is also Secretary and a Director of TES. Frank Behrens owns 200,000 shares, or 13.7%, of ENTECS Common Stock. Further, Frank Behrens received 35,000 DM in consultant fees and 42,500 DM compensation in 1998 for serving as managing director of ENTECS Software und Umweltmanagement GmbH.

     Karsten Behrens served as a consultant to both ENTECS and TES. He owns 200,000 shares, or 13.7% of ENTECS Common Stock. Karsten Behrens also received 52,500 DM in consultant fees from ENTECS in 1998.

     Yvonne Marquard served as a consultant to both ENTECS and TES. She owns 90,000 shares, or 6.2%, of ENTECS Common Stock. She also received 162,809 DM in consultant fees from ENTECS in 1998.

     The Merger Agreement provides that TES will, from and after the Effective Time, indemnify, defend and hold harmless the present and former officers, directors and employees and agents of ENTECS in respect of acts or omissions occurring on or prior to the Effective Time, in each case to the full extent such corporation is permitted under Colorado law, the ENTECS Articles of Incorporation or the ENTECS Bylaws or any indemnification agreement to which ENTECS is a party, in each case as in effect on the date of the Merger Agreement.

Financing the Merger

     The Merger will be a stock for stock transaction. Shareholders of ENTECS will receive shares of the Common Stock of TES in exchange for their shares of ENTECS Common Stock. Expenses and other costs of the Merger will be paid from funds generated by the operations of the Company.

Accounting Treatment

     The Merger will be accounted for by TES as a business combination of entities under common control in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the purchase price of the ENTECS Capital Stock, including direct and incremental costs of the Merger, will be allocated to the assets acquired and liabilities assumed based on their estimated fair value, with the excess purchase consideration allocated to goodwill.


                              THE MERGER AGREEMENT

     The description of the Merger Agreement set forth in this Section is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/ Prospectus and is incorporated by reference herein. This description is qualified in its entirety by reference to the Merger Agreement.

General

     TES, Merger Sub, and ENTECS have entered into the Merger Agreement , which provides (i) that Merger Sub, a wholly owned subsidiary of TES, will be merged with and into ENTECS, and (ii) that at the time of the Merger becomes effective (the "Effective Time") each share of outstanding ENTECS Common Stock will be converted into the right to receive 5.7 shares of TES Common Stock (the "Merger Consideration"). The Merger is subject to the satisfaction of a number of conditions, including the approval of the stockholders of ENTECS.

Effective Time of the Merger

     The closing shall occur, and the Merger shall become effective, upon (i) the approval of the Merger Agreement by the ENTECS stockholders, (ii) the acceptance for filing of Articles of Merger between Merger Sub and ENTECS with the Colorado Secretary of State, and (iii) the satisfaction or waiver of the other conditions set forth in the Merger Agreement. It is anticipated that the Articles of Merger will be filed on ________________, 1999.

Exchange of Certificates

     Corporate Stock Transfer of Colorado will act as exchange agent (the "Exchange Agent") in connection with the Merger. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to ENTECS stockholders to be used in forwarding certificates evidencing their shares of ENTECS Common Stock for surrender and exchange for the Merger
Consideration. ENTECS stockholders are requested not to surrender their certificates for exchange until such transmittal forms and instructions are received. Such instructions will include procedures concerning lost certificates.

     Each holder of ENTECS Common Stock will be entitled, upon surrender to the Exchange Agent, to receive in exchange therefor certificates representing the number of whole shares of TES Common Stock into which their shares of ENTECS Common Stock were converted in the Merger, together with any cash payable in lieu of fractional shares. Until so surrendered, the certificates representing shares of ENTECS Common Stock will be deemed to represent the number of whole shares of TES Common Stock into which the shares of ENTECS Common Stock were converted.

-----------

                     ENTECS STOCKHOLDERS SHOULD NOT SEND ANY
                    STOCK CERTIFICATES WITH THEIR PROXY CARDS

Fractional Shares

     No certificate or scrip representing fractional shares of TES Common Stock will be issued pursuant to the Merger. No fractional share interests will entitle the owner thereof to vote or to any other rights of a stockholder of TES. In lieu of the issuance of any fractional share of TES Common Stock, each holder of ENTECS Common Stock who otherwise would be entitled to receive a fractional share of TES Common Stock in the Merger will receive, upon surrender for exchange, an amount in cash determined by multiplying (i) the amount of $4.00 by (ii) the fraction of a TES share to which such holder would otherwise be entitled. If more than one certificate representing shares of ENTECS Common Stock shall be surrendered for the account of the same stockholder of record, the number of full shares of TES Common Stock for which certificates shall be delivered shall be computed on the basis of the aggregate number of shares of ENTECS Common Stock represented by the certificates so surrendered.


Representations

     The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by each of ENTECS and TES as to (i) organization and good standing, (ii) capitalization, (iii) authorization of the Merger Agreement and the absence, except as specified, of the need for governmental or third party consents to the Merger, (iv) compliance with applicable law, (v) accuracy of financial statements, (vi) absence of material undisclosed liabilities and the absence of material adverse changes in the condition (financial or otherwise), operations or business of ENTECS and TES, taken as a whole, (vii) absence of pending or threatened material litigation, (viii) absence of employee benefit plans and collective bargaining agreements, (ix) material compliance with applicable environmental laws and regulations, and (x) no brokers or finders.


Conduct of Business Pending the Merger

     TES and ENTECS have agreed to conduct their operations, except as otherwise provided in the Merger Agreement, according to their normal course of business pending consummation of the Merger. Further, TES and ENTECS has each agreed that, among other things, prior to the consummation of the Merger, unless the other agrees in writing or as otherwise required or permitted by the Merger Agreement, it shall not (i) except pursuant to the exercise of certain options, warrants, conversion rights and other contractual rights, issue any shares of capital stock, effect any stock split or otherwise change its capitalization as it existed on the date of the Merger Agreement was executed, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock,
(iii) amend or propose to amend its charter or bylaws, (iv) acquire, sell, lease, encumber, transfer or dispose of any assets except in the ordinary course of business, (v) incur any indebtedness for borrowed money or guarantee any such indebtedness issued or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create any material lien thereupon except in the ordinary course of business, (vi) pay, discharge or satisfy any claims, liabilities or obligations other than payment, discharge or satisfaction in the ordinary course of business or (vii) change any accounting principles or practices (except as required by generally accepted accounting principles).


Termination

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of ENTECS or TES by (i) mutual consent of TES and ENTECS, (ii) either TES or ENTECS if the Merger shall not have been consummated before June 30, 1999 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement), (iii) either TES or ENTECS if (a) the conditions to such party's obligations shall have become impossible to satisfy or (b) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable, (iv) ENTECS if it shall have received a proposal from a third party which contemplates a transaction which the Board of Directors determines, after consultation with its legal and financial advisors, is more favorable than the transactions contemplated hereby, unless, within five days of receipt by TES of notice of such third-party transaction, TES and ENTECS agree to a transaction which the Board of Directors determines, after such consultation, is more favorable than such third-party transaction , or (v) either party if any required approval of the stockholders of TES or ENTECS shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof for the purpose of obtaining such vote.

     In the event of the termination and abandonment of the Merger Agreement, the Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any party thereto or its affiliates, directors, officers or stockholders, except with respect to confidentiality obligations and indemnification provisions relating to brokers or finders or other such persons or entities.


Expenses and Fees

     Whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that the printing and mailing costs associated with this Proxy Statement/Prospectus shall be borne equally by TES and ENTECS. In addition to printing and mailing expenses, such costs and expenses consist primarily of legal and accounting fees, tax opinion fees and filing fees under federal and state regulatory laws and are estimated at______________________.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed combined statements of operations of Technical Environment Solutions, Inc. gives effect to the proposed merger of TES and ENTECS as if such transaction occurred at the beginning of each period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997 is derived from the audited statements of operations of TES and ENTECS. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 1998 is derived from the unaudited statements of operations of TES and ENTECS.

     The unaudited pro forma condensed combined balance sheet at September 30, 1998 gives effect to the proposed Merger of TES and ENTECS as if such transaction occurred on September 30, 1998. The unaudited pro forma condensed combined balance sheet is derived from the unaudited historical balance sheet of TES and ENTECS as of September 30, 1998.

     The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by TES in its operations from the historical operations, are presented for informational purposes only and should not be construed to be indicating (i) the results of operations or the financial position of TES that actually would have occurred had the proposed merger been consummated as of the dates indicated or (ii) the results of operation or the financial position of TES in the future.

     The following pro forma condensed combined financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes thereto of TES and ENTECS and other historical information included elsewhere in this proxy.


                                     Technical Environment Solutions, Inc.
                                   Pro Forma Combined Condensed Balance Sheet
                                               September 30, 1998
                                                  (Unaudited)

                                                                               Pro Forma      Pro Forma
                                                   TES           ENTECS       Adjustments      Combined
                                                    DM             DM             DM              DM
                                                 --------      ---------      -----------     ----------
Assets
Current Assets:
 Cash                                             190,305        865,847           --          1,056,152
 Accounts receivable                              120,471        174,605           --            295,076
 Note receivable - current                         10,000           --             --             10,000
 Advances to affiliate                                  0        157,500       (157,500)(4)        --
 Inventory                                              0        120,001                         120,001
 Prepaid expenses                                  10,311          2,090                          12,401
                                               ----------     ----------     ----------       ----------
Total current assets                              331,087      1,320,043       (157,500)       1,493,630

Property and equipment, net                       169,857        593,573                         763,430

Investments                                        10,000           --             --             10,000
Note receivable - non current                      40,000           --                            40,000
Intangible assets                                    --        1,155,334                       1,155,334
Other assets                                      435,127           --                           435,127
                                               ----------     ----------     ----------       ----------
                                                  986,071      3,068,950       (157,500)       3,897,521
                                               ==========     ==========     ==========       ==========
Liabilities and stockholders'
 equity Current liabilities:
Notes payable - others                             80,000           --                            80,000
Cash overdraft                                     30,156           --                            30,156
Accounts payable                                   91,930        187,472           --            279,402
Accounts payable - related party                   15,862           --           (7,500)(4)        8,362
Other current liabilities                          91,880        150,701           --            242,581
                                               ----------     ----------     ----------       ----------
Total current liabilities                         309,828        338,173         (7,500)         640,501

Loans from shareholders                           230,155           --                           230,155
Loans from related parties                        150,000        275,000       (150,000)(4)      275,000
Loans from affiliated companies                      --           87,932                          87,932

Common stock                                    2,260,155      3,591,123                       5,851,278
Accumulated deficit                            (1,964,067)    (1,223,278)          --         (3,187,345)
                                               ----------     ----------     ----------       ----------
Total stockholders' equity                        296,088      2,367,845           --          2,663,933
                                               ----------     ----------     ----------       ----------
                                                  986,071      3,068,950       (157,500)       3,897,521
                                               ==========     ==========     ==========       ==========

                                               See accompanying notes.


                                         Technical Environment Solutions, Inc.
                                 Pro Forma Combined Condensed Statement of Operations
                                         Nine Months Ended September 30, 1998
                                                    (Unaudited)

                                                                                         Pro Forma        Pro Forma
                                                          TES             ENTECS        Adjustments       Combined
                                                           DM               DM              DM               DM
                                                      ----------       ----------       -----------       ---------

Net sales                                                611,527           20,000             --            631,527
Cost of sales                                            179,675             --               --            179,675
                                                      ----------       ----------       ----------       ----------
Gross profit                                             431,852           20,000             --            451,852

General and administrative                               998,366          909,145             --          1,907,511
Losses of unconsolidated subsidiary                       49,000             --               --             49,000
Interest income                                           (5,233)         (12,430)           7,500(4)       (10,163)
Interest expense                                          20,321            1,938           (7,500)(4)       14,759
                                                      ----------       ----------       ----------       ----------
Net income before taxes                                 (630,602)        (878,653)            --         (1,509,255)
Taxes on income                                            1,716             --               --              1,716
                                                      ----------       ----------       ----------       ----------
 Net income (loss)                                      (632,318)        (878,653)            --         (1,510,971)
                                                      ==========       ==========       ==========       ==========

 Basic income per share                                    (0.36)           (0.65)            --              (0.16)
                                                      ==========       ==========       ==========       ==========

Weighted average shares                                1,741,610        1,358,118        6,383,155(5)     9,482,883
                                                      ==========       ==========       ==========       ==========

                                                 See accompanying notes.


                                            Technical Environment Solutions, Inc.
                                    Pro Forma Combined Condensed Statement of Operations
                                                Year Ended December 31, 1997
                                                        (Unaudited)

                                                                                    Pro Forma              Pro Forma
                                           TES                  ENTECS             Adjustments              Combined
                                            DM                    DM                    DM                     DM
                                        ----------            ----------           -----------            ----------

Net sales                                  453,909                  --                    --                 453,909

Cost of sales                              179,690                  --                    --                 179,690
                                        ----------            ----------            ----------            ----------
Gross profit                               274,219                  --                    --                 274,219


General and administrative                 886,696               343,614                  --               1,230,310

Interest income                            (19,190)                 (783)                1,682 (4)           (18,291)

Interest expense                            46,718                 1,794                (1,682)(4)            46,830
                                        ----------            ----------            ----------            ----------
Net income before taxes                   (640,005)             (344,625)                 --                (984,630)

Taxes on income                               --                    --                    --                    --
                                        ----------            ----------            ----------            ----------
 Net income (loss)                        (640,005)             (344,625)                 --                (984,630)
                                        ==========            ==========            ==========            ==========

 Basic income per share
                                             (0.38)                (0.33)                 --                   (0.13)
                                        ==========            ==========            ==========            ==========

Weighted average shares                  1,676,271             1,033,751             4,858,630(5)          7,568,652
                                        ==========            ==========            ==========            ==========



                                                         See accompanying notes.

                     Technical Environment Solutions, Inc.
           Notes to Pro Forma Combined Condensed Financial Statements
                    December 31, 1997 and September 30, 1998
                                  (Unaudited)

(1) TES and ENTECS propose to enter into a definitive agreement and plan of merger (the "Agreement") providing for the merger of ENTECS with and into TES. Under the terms of the proposed agreement the holder of ENTECS Common Stock will receive 5.7 shares of TES Common Stock for each of its outstanding shares. Accordingly, the pro forma condensed combined balance sheet as of September 30, 1998 gives effect to the issuance of 8,300,237 TES common shares and assumes the Merger with ENTECS will be accounted for as a reorganization of companies under common control. The accounting for the merger is expected to be similar to that of a pooling of interests.

(2) The historical results of operations of ENTECS for the nine months ended September 30, 1998 and year ended December 31, 1997 reflect the operations of ENTECS since May 1997 (its inception).

(3) The pro forma condensed combined statements of operations gives effect to the Merger of TES with ENTECS as if the merger occurred on January 1 of the period indicated.

(4) Inter-company advances, accrued interest thereon and amounts of interest income and expense have been eliminated.

(5) The pro forma weighted average shares outstanding for basic earnings (loss) per share gives effect to the issuance of 5.7 shares of TES stock in exchange for each share of ENTECS stock outstanding for all periods presented, weighted for the period such shares were actually outstanding.

                         SELECTED FINANCIAL DATA OF TES

     The following selected financial data should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Prospectus. The selected financial data as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, have been derived from the Financial Statements of TES that have been audited by the Company's independent auditors and are included elsewhere in this Prospectus. The selected unaudited financial data at September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been prepared on a basis consistent with the Financial Statements of TES and, in the opinion of TES, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position at such date and results of operations for such periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results for the full fiscal year. The selected financial data provided below is not necessarily indicative of the future results of operations or financial performance of the Company.

                                                                                         Nine Months Ended
                                              Year Ended December 31,                      September 30,
                                     ----------------------------------------     --------------------------------

 Statement of Operations Data:        1995       1996       1997        1997      1997         1998       1998
                                      ----       ----       ----        ----      ----         ----       ----

                                       DM         DM         DM         US $       DM           DM         US $
                                     -----------------------------------------------------------------------------
Sales                                577,564    293,814    453,909    253,283     256,226     611,527      366,184
Cost of Operations                   351,364    177,343    179,690    100,268     140,855     179,675      107,590
                                     -------    -------    -------    -------     -------     -------      -------
Gross Profit                         226,200    116,471    274,219    153,015     115,371     431,852      258,594
Other Costs and Expenses
  General and Administrative         323,972    281,614    886,696    494,780     448,939      998,366     597,823
                                     -------    -------    -------    -------     -------      -------     -------
Income (loss) from operations        (97,772)  (165,143)  (612,477)  (341,765)   (333,568)    (566,514)   (339,230)
Other Income and (expense)
  Interest Income                      4,780      1,240     19,190     10,708       4,582        5,233       3,134
  Losses of unconsolidated subsidiary                                                 --       (49,000)    (29,341)
  Interest Expense                   (28,595)   (43,517)   (46,718)   (26,029)    (24,337)     (20,321)    (12,169)
                                     --------   --------   --------   --------    --------     --------   --------
                                     (23,815)   (42,277)   (27,528)   (15,361)    (19,755)     (64,088)    (38,376)

Income (loss) before income taxes    (121,587) (207,420)  (640,005)  (357,126)   (353,323)    (630,602)   (377,606)
Provision for income taxes               --        --         --          --          --         1,716       1,028
                                    ---------  --------   --------   --------    --------     --------    --------
Net income (loss)                    (121,587) (207,420)  (640,005)  (357,126)  (353,323)     (632,318)   (378,634)
                                    ---------  --------   --------   --------    -------      --------    --------

Earnings (loss) per share:
  Net income (loss)                     (0.08)    (0.14)     (0.38)     (0.21)     (0.21)        (0.36)      (0.22)
                                    ---------  --------    -------   --------    -------      --------    --------

Weighted average common and
  common equivalent shares
  outstanding                       1,507,176  1,508,134  1,676,271  1,676,271  1,654,492    1,741,610   1,741,610


                                 December 31. 1997           September 30. 1998
                               ---------------------       ---------------------
                                    DM         US $            DM          US $
Balance Sheet Data:
  Working capital                653,996     364,932        21,259        12,729
  Current assets               1,188,826     663,370       331,087       198,256
  Current liabilities            534,830     298,438       309,828       185,527
  Total assets                 1,697,536     947,233       986,071       590,462
  Total liabilities              769,130     429,178       689,983       413,164
  Shareholders' equity           928,406     518,055       296,088       177,298

--------------------

  TES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS
                                 OF OPERATIONS


Results of Operations

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Company's Statements of Operations:

                                       Fiscal year ended       Nine Months Ended
                                          December 31             September 30
                                 ---------------------------   ----------------
                                   1995      1996      1997      1997     1998
                                   ----      ----      ----      ----     ----
                                    DM        DM        DM        DM       DM
Sales                             100.0%    100.0%    100.0%    100.0%    100.0%

Cost of Operations                 60.8      60.4      39.6      55.0      29.4

Gross Profit                       39.2      39.6      60.4      45.0      70.6

General and administrative         56.1      95.8     195.3     175.2     163.3

Income (loss) from operations     (16.9)    (56.2)   (134.9)   (130.2)    (92.6)

Interest income                      .8        .4       4.2       1.8        .9

Interest expense                   (5.0)    (14.8)    (10.3)     (9.5)    (11.3)
                                  -----     -----     -----     -----     -----

Net income                        (21.1)    (70.6)   (140.9)   (137.9)   (103.4)


Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

     Sales for the year ended December 31, 1997, were 423,300 DM, an increase of 129,486 DM, or 44.1%, as compared to the year ended December 31, 1996. Cost of operations for the year ended December 31, 1997, was 179,690 DM, an increase of 2,347 DM, or 1.3%, as compared to the year ended December 31, 1996. Gross Profit for the year ended December 31, 1997, was 274,219 DM, an increase of 157,748 DM, or 135.4%, as compared to the year ended December 31, 1996. These increases were primarily due to an increase in the number of sales persons employed by the Company from one manager/sales person to four full-time sales persons. Management believes that the increase in sales and the corresponding increase in gross profit is directly attributable to the increase in the number of persons engaged in marketing.

     General and administrative expenses for the year ended December 31, 1997, were 886,696 DM, an increase of 605,082 DM, or 214.9%, as compared to the year ended December 31, 1996. This increase was principally due to the increased costs both direct and indirect associated with the increase in the number of sales persons, and increased costs for staffing and equipping the Landsberg facility and bringing that facility into operation.

     As a result of these factors the operating loss for the year ended December 31, 1997, was (612,477) DM, an increase in the loss of 447,334 DM, or 270.9%, as compared to the year ended December 31, 1996. In addition, these factors resulted in a loss for the year ended December 31, 1997, of (640,005 DM) compared to a loss of (207,420 DM) for the year ended December 31, 1996, an increase in the loss of (432,585 DM).


Year Ended December 31, 1996, Compared to Year Ended December 31, 1995

     Sales for the year ended December 31, 1996, were 293,814 DM, a decrease of 283,750 DM, or 49%, as compared to the year ended December 31, 1995. Cost of operations for the year ended December 31, 1996, was 177,343 DM, a decrease of 174,021 DM, or 49%, as compared to the year ended December 31, 1995. Gross Profit for the year ended December 31, 1996, was 116,471 DM, a decrease of 109,729 DM, or 48%, as compared to the year ended December 31, 1995. These decreases were primarily due to the loss of the Company's largest customer-Siemens Nixdorf and a decline in the prices paid for recycling of electronic materials as more particularly described below. The German federal government announced that it planned to pass new legislation relating to the recycling of electronic scrap. This announcement caused a decline in the prices for recycling electronic scrap of approximately 70%. In addition, the Company lost its largest customer Siemens Nixdorf during this same period. Siemens Nixdorf had constituted approximately 50% of the Registrant's total sales during the prior year. Management believes that the principal reason that it lost Siemens Nixdorf involved the costs of transportation associated with moving the scrap material a distance of approximately 700 kilometers between Siemens Nixdorf's plant and the Company's recycling subcontractors. Competitors with recycling facilities closer to Siemens Nixdorf were able to provide services at a much lower cost than the Registrant because the competitors' transportation costs were lower than the Company's.

     General and administrative expenses for the year ended December 31, 1996, were 281.614 DM, a decrease of 42,358 DM, or 13%, as compared to the year ended December 31, 1995. This decrease was principally due to the decline in the Company's recycling business and the corresponding decrease in personnel and general and administrative expenses.

     As a result of these factors the operating loss for the year ended December 31, 1996, was (165,143) DM, an increase in the loss of 67,371 DM, or 68%, as compared to the year ended December 31, 1995. In addition, these factors resulted in an increase in the loss for the year ended December 31, 1996, of (207,420 DM) compared to a loss of (121,587 DM) for the year ended December 31, 1995, an increase in the loss of (85,833 DM).

Nine Months Ended September 30, 1998, Compared to Nine Months Ended September 30, 1997

     Sales for the nine month period ended September 30, 1998, were DM 534,102, an increase of DM 277,876, or 108.5%, as compared to the nine month period ended September 30, 1997. The principal reasons for this increase were that the Company was able to add new customers for its recycling business to replace customers lost in the prior year and the opening of the Landsberg facility. Cost of operations for the nine month period ended September 30, 1998, was DM 179,675, an increase of DM 38,820, or 27.6%, as compared to the nine month period ended September 30, 1997. This increase was primarily due to increased operating activities. Gross Profit for the nine month period ended September 30, 1998, was DM 431,852, an increase of DM 316,481, or 274.3%, as compared to the nine month period ended September 30, 1997.

     General and administrative expenses for the nine month period ended September 30, 1998, were DM 998,366, an increase of DM 549,427, or 122.4%, as compared to the nine month period ended September 30, 1997. This increase was principally due to increased expenses associated with the opening of the Landsberg facility and an increase in general and administrative expenses associated with the higher level of activity as well as increased accounting and legal expenses resulting from the Company's registration under the Securities Exchange Act of 1934.

     As a result of these factors, the operating loss for the nine month period ended September 30, 1998, was DM 566,514, an increase in the operating loss of DM 232,946, or 69.8%, as compared to the nine month period ended September 30, 1997. Other income and expenses for the nine month period ended September 30, 1998, was an expense of DM 64,088, an increase of DM 44,333, or 224.4%, as compared to the nine month period ended September 30, 1997. The increase in other expenses was primarily due to an increase in losses of DM 49,000 of its unconsolidated subsidiary. Further, for the reasons noted above, the net loss for the nine month period ended September 30, 1998, was DM 632,318, an increase in the net loss of DM 278,995, or 79.0%, as compared to the nine month period ended September 30, 1997.

Liquidity and Capital Resources

     The Company is currently experiencing a liquidity crisis and must raise additional funds. Further, the Company has not generated sufficient cash-flow to fund its operations and activities. The Company traditionally relied principally upon internally generated funds and loans from its principal shareholder and his wife to finance its operations and growth. During the six months ended June 30, 1997, the Company received 2,208,550 DM from an offering of its Common Stock conducted solely in Germany to German citizens. At March 31, 1998, the Company had working capital of 179,215 DM and cash of 386,775 DM. At September 30, 1998 working capital had decreased to 21,259 DM and cash had decreased to 113,955 DM. Currently, the Company is borrowing funds from ENTECS to meet its working capital needs.

                        SELECTED FINANCIAL DATA OF ENTECS


     The following selected financial data should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Prospectus. The selected financial data as of December 31, 1997 and for the one year period ended December 31, 1997, have been derived from the Financial Statements of ENTECS that have been audited by the Company's independent auditors and are included elsewhere in this Prospectus. The selected unaudited financial data at September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been prepared on a basis consistent with the Financial Statements of ENTECS and, in the opinion of ENTECS, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position at such date and results of operations for such periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results for the full fiscal year. The selected financial data provided below is not necessarily indicative of the future results of operations or financial performance of ENTECS.



                                                                                      Nine Months Ended
                                         Year Ended December 31,                        September 30,
                                        ------------------------         --------------------------------------------

 Statement of Operations Data:             1997        1997                   1997          1998             1998
                                           ----        ----                   ----          ----             ----

                                            DM         US $                    DM            DM               US $
                                       ------------------------------------------------------------------------------
Revenues                                     --               --               --             20,000           11,975

Other Costs and Expenses:
  General and Administrative              343,614          191,738          181,689          909,145          532,358
                                       ----------       ----------       ----------       ----------       ----------
Income (loss) from operations            (343,614)        (191,738)        (181,689)        (889,145)        (532,358)
Other Income and (expense)
  Interest Income                             783              437              -0-           12,430            7,442
  Interest Expense                         (1,794)          (1,001)            (112)          (1,938)          (1,160)
                                       ----------       ----------       ----------       ----------       ----------
                                           (1,011)            (564)            (112)          10,492            6,282

Income (loss) before income taxes        (344,625)        (192,302)        (181,801)        (878,654)        (526,076)
Provision for income taxes                   --               --               --                --              --
                                       ----------       ----------       ----------       ----------       ----------
Net income (loss)                        (344,625)        (192,302)        (181,801)        (878,653)        (526,076)
                                       ----------       ----------       ----------       ----------       ----------

Earnings (loss) per share:
  Net income (loss)                         (0.33)           (0.19)           (0.19)           (0.65)           (0.39)
                                       ----------       ----------       ----------       ----------       ----------

Weighted average common and
  common equivalent shares
  outstanding                           1,033,751        1,033,751          946,550        1,358,118        1,358,118


                                 December 31, 1997           September 30, 1998
                               ---------------------       ---------------------
                                    DM         US $            DM          US $
Balance Sheet Data:
  Working capital (deficit)     (227,687)   (127,049)       981,870     587,876
  Current assets                 327,354     182,665      1,320,043     790,350
  Current liabilities            555,041     309,714        338,173     202,474
  Total assets                 2,142,880   1,195,737      3,068,950   1,837,475
  Total liabilities            1,486,236     829,375        701,105     419,773
  Shareholders' equity           656,644     366,410      2,367,845   1,417,701




            ENTECS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General and Results of Operations

     ENTECS (or, the "Company") is in the business of recycling and disposal of waste materials, development and construction of new technologies in the environmental area as well as development production and sale of software programs for environmental and recycling solutions.

     ENTECS was incorporated in Colorado in May, 1997. The Company has recorded limited sales during the period presented and is considered to be in its development stage. ENTECS operations to date have been carried out solely within Germany by its wholly owned subsidiaries, ENTECS Umwelttechnik GmbH (formerly ENTECS Umwelttechnik GmbH until March, 1998) was formed in July, 1997 and ENTECS Software and Umwelltechnik GmbH, formed in March, 1998.

     The Company has incurred accumulated deficits through September 30, 1998 of 1,223,278DM. Since the Company has recorded revenues of only 20,000 DM since its inception, this deficit has occurred principally as a result of incurring general and administrative expenses. Since inception the Company has incurred 1,252,759 DM in general and administrative expenses, 909,145 DM of these expenditures were incurred in the nine months ended September 30, 1998 and 343,614 DM were incurred from inception of the Company through December 31, 1997. This increase of 565,531 DM, or 165%, was the result of primarily increased operating activities as the Company incurred development costs. Included in the general and administrative expenses incurred since inception was a loan of 87,500 DM to a related party.

Liquidity and Capital Resources

     As of September 30, 1998, ENTECS has cash and cash equivalents of 865,847 DM and working capital of 525,674 DM. The Company has financed its operations since inception principally through the sale of its common stock. Since inception, the Company has received proceeds from the sale of its common stock of 3,474,542 DM.

     The proceeds from the sale of common stock have been used to finance the Company's operations. Of the proceeds received by the Company 626,321 DM was used by operating activities.

     Cash used in investing activities since inception was 1,442,111 DM of which 568,750 DM was used for the purchase of license rights, 723,361 DM was used to purchase fixed assets and 150,000 DM was advanced to an affiliated company.

     The Company has also used its proceeds from the sale of common stock to make repayments to affiliated companies of 330,763 DM and to make repayments to related parties of 237,500 DM. These repayments to affiliated companies and related parties reflect principally the repayment of funds paid by such parties for license fees on behalf of ENTECS.

                                 BUSINESS OF TES

General Information
-------------------

     Technical Environment Solutions, Inc. (the "Company" and "TES") was incorporated under the laws of Colorado in June 1994, and is a non-operating holding company. The Company's operations are conducted entirely in Germany, and the Company has two wholly-owned subsidiaries that have been established under the laws of Germany. Operations are conducted through these subsidiaries: namely, Technical Environment Solutions GmbH ("TES GmbH") and TES Oecon AG ("Oecon"). Unless the context otherwise requires, references to the "Company" include its subsidiaries. Since 1994, the Company has been engaged in the marketing of recycling services on a contract basis primarily for electronic scrap and other valuable waste materials in cooperation with specialist waste disposal companies. Recently, the Company commenced recycling activities at its own facility in Landsberg a. Lech, Germany, which is southwest of Munich, and intends to significantly expand this operation in the future. The Company also intends to develop a job training school, the Oecon Institute, to provide training and education for positions in the recycling industry. The Company intends to focus its job training programs upon providing job education and training for the long-term unemployed and disadvantaged.

Recycling
---------

     The Company offers a single source solution for the disassembly, removal, reutilization, reprocessing and marketing of recyclable materials. Its waste disposal services also include archiving the recycled materials and documenting of the movement of that material. This has the additional function of serving as verification for government agencies and environmental protection groups. The Company's strategies mainly emphasize the technologically feasible reutilization of scrap electrical and electronic equipment in a manner that not only demonstrates economic and ecological responsibility but also achieves maximum conservation of resources through optimum recovery of recyclable materials. The special equipment and expertise of TES' associates ensures that the materials, once disposed of, will enter the reprocessing cycle and satisfy all legal regulations.

     Germany has strict laws relating to the disposal of all manufactured products. Unlike the United States where land is plentiful, Germany is a small country with a large population. Landfill space is extremely limited. Therefore, the government requires that electronic scrap as well as an array of other manufactured product waste be disposed of either by incineration or by depositing it in abandoned underground coal or salt mines. Hence disposal of most waste in Germany is more expensive than it is in the United States.

     Even stricter laws regarding recycling of electronic products such as televisions, computers, computer monitors, radios, telephones and virtually every other type of electronic product are anticipated by the electronics industry. These laws will require that the old products be broken down into smaller components, and to the extent possible that these components be re-used or recycled rather than simply being incinerated. In order to prepare for what the industry views as inevitable recycling requirements, many larger companies have already begun to voluntarily comply with proposed recycling standards and are shipping all used and obsolete electronic products to recycling centers such as that operated by TES.

     The Company also utilizes its manufacturing equipment to convert certain types of glass from cathode ray tubes ("CRTs"), computer components, and certain other manufacturing by-products and industrial wastes into manufacturing raw materials that may be resold.

     The Company employs a two-tier strategy:

          decentralized disassembly
          centralized processing and re-use.

The Company intends to use a wide variety of collection points as it grows in the future in order to provide full geographic coverage of Germany's waste disposal needs.

     One important aspect of the Company's service strategy is that all recycling and disposal paths are fully documented. Each customer who recycles electronic scrap through TES then receives a printout documenting the disposal pursuant to the recycling laws. To accomplish this, the Company and its associates offer a fully comprehensive program to register and sort spent electronic equipment using the Company's own "RNP" data processing system, a software program that supports the exchange of data between the Company, manufacturers and waste reprocessing companies.

     The RNP database also contains:

     -model and order number of electronic products
     -size and weight of electronic products
     -analysis of materials in electronic products

     Another module in the RNP database is a logistics program likewise developed by the Company. This program covers:

     -collection and disposal
     -transportation and warehousing
     -disposal and recycling
     -documentation of each piece of equipment
          -for fixed assets bookkeeping
          -for the tax authorities
          -for environmental groups

     According to figures from the German Federal Office of the Environment, approximately two million tons of spent electronic equipment is generated each year in Germany alone. Of these, some 50 to 60 percent comes from the field of entertainment electronics and another 25 percent from household appliances. The remainder comes from the area of data processing technologies or from other technologies primarily used by industry, research facilities and the business sector. Some 300,000 tons are made up of spent computers and television sets alone, of which it is estimated that only 25 percent are disposed of in an ecologically sound manner.

     This electronic scrap contains not only valuable raw materials but also a wide range of toxic substances harmful to the environment. TES collects and disassembles this spent equipment and then reprocesses and markets the valuable waste materials salvaged from it. TES also separates and properly disposes of the toxic substances.

     The Company views the recycling of used television sets and computer monitors including CRT glass as a growth area and has recently purchased machinery designed to dismantle the CRTs. In the Company's CRT recycling operation, used CRTs will be shipped to the Company by its customers. Under the terms of the agreements with the clients, TES is paid a fee for recycling the used CRTs. The CRTs include both funnel glass (the back of a television screen, which is relatively thin and tubular in shape) and panel glass. After the funnel glass has been cut from the front portion of the tube and cleaned, it can be sold back to the original manufacturers and other companies to be "upcycled", i.e. reincorporated into a CRT.

     At this time the panel glass can not be recycled and must be incinerated. TES must pay a small charge to dispose of the panel glass. Management expects, however, to be able eventually to either sell the panel glass to companies that recycle glass or, at a minimum, to have these companies haul the panel glass away at no cost to TES. Even if TES must pay to have the panel glass taken away, the CRT recycling is a profitable business for the company because of the fees TES is paid by its customers to recycle the CRTs. The ability to sell the panel glass will only increase TES' profits from this operation.

     The Company believes that the recycling of CRT glass will provide a less costly and more environmentally responsible means of disposing of waste CRT glass compared to currently available alternative methods of CRT glass disposal.

Further, management believes that manufacturers will be able to repurchase recycled CRT glass from the Company at a savings compared to virgin ingredients. In addition, the Company believes that the electronics industry may be a source of other waste streams that may be recycled. The Company believes that its CRT glass recycling and materials reuse capability will position the Company to process large volume end-of-life television and computer waste since current regulations in Germany exclude them from landfills.

     TES also recycles computer systems. The Company resells many of the used computer parts that are generated from this recycling activity, including plastic, gold, copper, aluminum, steel and other raw materials. Management believes that this is possible because the most cost effective source for spare parts is generally recycled parts, and for out-of-production parts, it is frequently the only source. Conversely, the best use for recycled parts is to resell them for use in the installed base as either spares or low-cost additions to existing systems. Similarly, recycled parts are also often both less expensive and more readily available than repaired parts.

Recycling Process
-----------------

     The first step in the processing of recycled material involves the inspection of the material received by the Company to assure that it complies with requirements set forth in the Company's agreements. This process will be conducted on a visual basis by Company personnel. Assuming that the material is in compliance with the Company's agreements, the material will be sorted for processing on the Company's recycling line. Nonconforming shipments will be rejected and returned to the supplier. This process will be undertaken to protect the Company from receiving materials that it is not equipped to handle either on the basis of the economics or safety involved with handling of the material.

     After the material has been sorted, it will then be stored until it is delivered to the recycling line. Material on the recycling line will be disassembled, and spare computer parts, integrated circuit boards, and other parts of the electronic products that can be resold will be sorted and cleaned. Other material will be sorted for sale (if appropriate), cleaned and (if appropriate) ground and crushed. As the final result of the process, all of the residual materials are reused in an environmentally sound way. They are recovered, sorted, and returned to the cycle of raw materials. To prevent the processing techniques from emitting toxic by-products, the Company employs mechanical processes exclusively (i.e., no chemicals are used by TES in the disassembly process).

     The Company disassembles the following kinds of electronic scrap for recycling:

          -cathode ray tubes
          -computers and peripherals of any kind
          -PCs and monitors

          -other office equipment
          -household appliances of all sizes
          -television sets, radios, VCRs etc.
          -telecommunication equipment (e.g., telephones)
          -electrical tools
          -standby power generation units
          -industrial control units
          -measurement and control devices -laboratory and medical equipment -visual recording and reproduction equipment
          -composite plastics and metals
          -circuit boards
          -magnetic and video tapes

     To obtain fully sorted raw materials from worn-out electronic equipment, the first thing that must be done is to disassemble the scrap by hand. During this process components with toxic substances such as condensers or lithium batteries are removed and sent to separate disposal plants.

     At this preliminary disassembly stage the scrap is broken down into the following categories:

         -plastics
         -ferrous metals
         -nonferrous metals
         -cathode ray tubes
         -cables
         -circuit boards
         -toxic substances

     If the preliminary disassembly stage fails to yield fully sorted materials, further processing is required. In the next stages the material is further broken down through non-chemical and non-thermal processes. The mixture of materials thus obtained is completely sorted by means of magnets, eddy currents, wind, sifting or similar techniques.

     These  processes  yield,   among  other  things,  the  following  types  of
materials:

         -iron
         -aluminum
         -copper
         -glass
         -plastics
         -ceramics
         -composite metal granulates

     The fully separated metals and glass are sent to various smelting plants as secondary raw materials. Similarly, those fully sorted plastics that have not been treated with flame-proofing are sent away for reuse. Plastics which are not fully separated or which contain bromine flame-proofing are disposed in accordance with legal regulations, as are all other toxic substances. Precious metal granulates are sent to separation plants for further processing.

     All the methods TES employs represent state-of-the-art technologies and have been streamlined for a smooth interaction of their ecological and economic aspects. Further, TES' methods are designed to assure compliance with all legal and government regulations, with the paths of reprocessing and disposal completely documented.

     CRTs are removed from the television sets, and then processed by the CRT recycling line. The Company employs a specially designed saw to separate the panel glass from the funnel glass. After the pieces of CRT glass are sorted by type of glass and by size, the glass is cleaned and coatings on the glass are removed prior to sale or other disposition of the glass.

Competition
-----------

     Management believes that the electronic recycling services industry is fragmented with widespread competition from a variety of small independent suppliers and several major suppliers in Germany. Management believes that competition for recycling and waste disposal customers is based on price and the ability to offer convenient locations for shipping of waste and recycling products. Among TES' major competitors in Germany are RWE, VEBA, VIAG, Sero AG and Waste Management.

Government Regulation
---------------------

     Germany has adopted some of the strictest laws in the world relating to the recycling and disposal of chemicals, waste, appliances, computers, television sets, and other electronic products. The business of recycling and waste disposal is subject to various governmental laws on both a federal and state basis in Germany. Further, the regulations are becoming increasingly complex and recycling and disposal more strictly regulated. These laws and regulations include landfill disposal restrictions, hazardous waste management requirements and air quality standards, as well as special permit and license conditions for recycling and disposal of waste and outdated or used products.

     The Company's recycling center is subject to various federal, state and local laws and regulations and licensing requirements relating to the collection, processing and recycling of chemicals, waste, appliances, computers, television sets, and other electronic products. Requirements for registrations, permits and licenses vary depending upon the locale in which the recycling center is located. The Company's centers are registered with the German Government as hazardous waste generators and are licensed, where required, by appropriate state and local authorities. The Company has agreements with approved and licensed hazardous waste companies for transportation and disposal of PCB's from its recycling center.

     Management believes that further government regulation of the recycling industry could have a positive effect on the Company's business; however, there can be no assurance what course future regulation may take. Under some circumstances, further regulation could materially increase the costs of the Company's operations and have an adverse effect on the Company's business. In addition, as is the case with all companies handling hazardous materials, under some circumstances, the Company may be subject to contingent liability.

Job Training
------------

     In Germany all trades are governed by strict educational standards. This means that anyone who wants to work as a plumber, carpenter, baker, cook, etc. must complete a training program for that trade and work for a number of years under the supervision of a "Meister" in order to gain practical training. Without this training and experience, one cannot be employed in a trade.

     Germany currently has the highest unemployment rates it has had since the end of World War II. The unification of the former East Germany with West Germany has created especially high unemployment rates among young people in the former East German states. The German federal and state governments are therefore anxious to create job opportunities for these long-term unemployed youths and is providing subsidies for companies that create jobs.

     TES Oecon Institute is developing a job training center. The center is intended to provide training for long-term unemployed youths and disadvantaged people. It will offer various new technical job classifications in environmental protection areas, such as the position, Electronic Recyling Technician, for example. TES Oecon Institute will offer courses required by certain governmental agencies for environmental managers of other companies, as well as seminars and workshops covering special environmental issues such as environmental law issues, certification and audits, management systems, software program training, and ecological input-output analysis.

     With its job training program the Oecon Institute will support the creation of new job possibilities in future-oriented industry areas and will provide the opportunity for the long-term unemployed and other disadvantaged groups to find an entrance into the work force. Through the training offered by TES, the newly trained employees will be prepared for new challenges.

     The job title "Electronic Recycling Technician" is timely for the new market structures because the need for qualified personnel for proper disposal technologies will significantly increase in the coming years. The practical training for electronic recycling technician will take place in the Institute's own workshop and in partner companies throughout Germany.

     The new profession, Electronic Recycling Technician, has been defined by the rules and regulations of the Federal Ministry for Youth and Research and students who successfully complete the training will receive certification from the responsible industry chambers of commerce. The job training facility will receive daily subsidies for each student as required by law.

     Management anticipates that the job training center will be very successful because there is an increasing demand for qualified technicians. In addition, the government must make even greater efforts to reduce Germany's high unemployment. There are a number of state subsidies and job creation programs which offer job training schools a sure and long-term financial basis. Potential sources for subsidies include, among others, the Social Welfare Offices, Youth and Social Service Agencies, and Unemployment Agencies. The Company expects it will be dependent to some extent upon various government subsidies for the new job training program. Further, along with the job training, the Institute will offer a number of seminars and workshops covering special environmental issues, environmental law issues, and the certification and auditing of environmental operations and locations. A close working relationship with TUEV-Suddeutschland will allow the Company access to qualified teaching and training personnel.

Employees
---------

     The Company has 14 full time employees, including Gerd Behrens, two management/administrative persons, and 11 line workers employed in its recycling business. Further, the Company employs one person as a secretary/administrative assistant on a part-time basis. In addition, the Company has contracted with three independent contractors who are engaged in the marketing of the Company's recycling services.

Description of Property
-----------------------

     The Company currently leases office space for the Company's main corporate offices at 25 Impler Strasse, 81371, Munich at a monthly rental of approximately 5,552.75 DM. The lease expires on December 31, 2004. Management of the Company believes that the existing facilities are adequate at this time for the Company's operations. In addition, the Company leases two buildings for its recycling operations at Landsberg a. Lech, Germany at a monthly rental of approximately 18,700 DM. The leases on these buildings expire on December 31, 2001. Under the terms of this lease, the Company also has an option to purchase the buildings for 2,200,000 DM if the option is exercised prior to December 31, 2000. Thereafter the price shall increase by 77,000 DM per year. The facility in Landsberg is sufficiently large that the Company expects that it will also be able to conduct its job training at that same facility.

                               BUSINESS OF ENTECS

     Environmental Technologies and Software Solutions, Inc. (the "Company" and "ENTECS") was incorporated under the laws of Colorado in May, 1997. The Company is a non-operating holding company. The Company's operations are conducted entirely in Germany by two wholly owned German subsidiaries, ENTECS Umwelttechnik GmbH, and ENTECS Software und Umweltmanagement GmbH. The Company is involved in the future-oriented environmental protection industry, which is expected to grow rapidly due to increasing investments being made in the area by both private enterprises and public institutions. The environmental protection industry also expected to continually create new jobs because of the dynamic growth in the area.

     ENTECS' stated corporate purpose is the development and marketing of future oriented environmental patents, innovations and technologies as well as software solutions for the environmental market. The Company is achieving this goal by working closely with patent owners and engineers with special technical know-how in the industry.

     ENTECS holds the exclusive licensing rights to a new recycling system for the capture and re-use of cement waste and waste water that is generated by cement mixing plants. The system known as the "BRS-Compact" is in the process of being patented both as a technology and as a process. The Company has acquired the exclusive licensing rights to the BRS-Compact from the patent holder for all of Europe and a right of first refusal for the Americas and Asia.

     ENTECS also has plans to acquire a patent for the development of a recycling machine based on double worm system for recycling metal dust and other materials. The patent will include both the process based on the worm system for recycling metal dust and other materials and the finished products of the recycling machine. The patent process is registered with the European Patent Office under number 038 3227 and number 038 3229. To date, ENTECS has paid 400,000 DM, which represents 61.5% of the purchase price for the exclusive licensing rights for all of Europe.

     The Company is active in the business areas of concrete recycling, production of artificial peat products and software solutions for environmental management. The following is a description of these industry segments:

The Concrete Recycling System (BRS Compact)
-------------------------------------------

     The ready-mixed concrete industry produces significant quantities of waste concrete and mortar in the production process and when the concrete mixer trucks are cleaned out each day. This waste concrete and cleaning process produces a large quantity of waste water that is very high in alkaline (pH value 12.9 - 13.9). Hence the waste water can not be disposed of via the public sewer systems in most European Union countries because of environmental regulations.

     The new concrete recycling system makes it possible for concrete plants to recycle the waste concrete by washing the sand and gravel so it can be reused. The waste water generated by the process is also reused in the cement mixing plant. Not only are the waste products reused but also public land fill space is saved because until now the cement waste had to be disposed of as "special" waste material. This process eliminates all waste from the process. In addition to the cost savings on material, the water recycling reduces the cost of fresh water used in the process and sewage charges. All components of the competitions systems have been incorporated in the BRS Compact and have been improved upon. Management believes that this new concrete recycling system is currently the only one of its kind world-wide, which allows for completely waste-free concrete production and has the following advantages:

* No production of alkaline waste water = Cost savings for fresh water and waste water disposal.
* Complete recycling of concrete components (sand and gravel) = Cost savings for raw materials and landfill use.
* Residue-free production of fresh concrete = No need for waste concrete storage and disposal.
*    Process patent is pending.
*    Currently  not  direct  competitors  (other  than  conventional   recycling
     processes).

     The target market for the BRS Compact is in particular the ready-mix industry and concrete fabrication operations. In Germany alone there are approximately 2,600 ready-mix companies according to the Federation of German Ready-Mix Industries. Further, there are approximately 8,000 ready-mix companies in the remaining European Union member countries.

Wood Fiber/ Artificial Peat
---------------------------

     Peat cutting or harvesting has come under public criticism for ecological and conservation reasons. Peat cutting will be completely prohibited by state law in Bavarian and Hessian moors in the foreseeable future. Large scale peat harvesting has already been largely discontinued because most of the land leases for the peat harvesting expire over the next ten year period. Development of artificial peat products is therefore necessary because of the reduction of peat harvesting. The annual peat usage in Germany currently is approximately 6 million square meters. This will have to be replaced in the long term.

     ENTECS' subsidiary ENTECSS Umwelttechnik GmbH owns an artificial peat production system. ENTECSS Umwelttechnik GmbH produced three grades of high-quality all natural artificial peat products. The quality of the artificial peat depends on the quality of the raw materials used in the process. The artificial peat products have all of the qualities of peat. The artificial peat products are marketed as TORBELLA(R) plus, TORBELLA(R) standard, and Tornova(R). Torbella(R) and tornova(R) are registered trademarks. The Company believes these products provide the following advantages:

     *    Flawless natural product without chemical additives.
     *    Large water absorption capacity.
     *    Development of high-quality humus soil.
     *    Produced from waste wood.
     *    Unlimited uses
     * Contributes to the conservation of the bio-top and the protection of the peat deposits.

     Target customers are garden soil manufacturers, garden supply stores and governmental units. Alternative uses for the products include the following:

     *    Good for use where peat normally is used (gardening and farming).
     *    Mulch material.
     *    Athletic fields.
     *    Pet and animal cages and stalls.
     * Special uses: biological filters for biological exhaust filtering or as a binding material for soaking up chemical substances.

Software Solutions for Environmental Protection
-----------------------------------------------

     Interest is increasing for an automated solution for businesses that need to monitor their environmental protection obligations. This involves overall management supervision of the organizational structure, areas of responsibility, patterns of behavior, operational procedures, and processes and materials for the establishment and implementation of firm wide environmental policy. Until now, the software programs for management of environmental protection obligations for small and medium-sized businesses have been too inflexible, complex and expensive. Therefore AkkU Umweltberatung GmbH, a Munich-based company, developed an inexpensive and individually customizable software package to assist small and medium-sized businesses to develop their own environmental management systems. The software is known as the "Fabius 1.0 Software Module for Effective Environmental Management." In cooperation with ENTECSS Software und Umweltmanagement GmbH the Fabius software was further developed to the current version "Fabius 2.1" (collectively with the Fabius 1.0 version, "Fabius"). The Fabius software's copyright is owned by AkkU Umweltberatung GmbH. ENTECSS Software und Umweltmanagement GmbH has acquired an exclusive distribution license for Fabius.

     Fabius has been on the market in varying industry branches and with firms of varying size since 1996. Some of the well-known users of the software are Allianz AG, Dr. Oetker KG, Tetra Pak GmbH, and Tesa-Werke. Fabius was rated by the Fraunhofer Institute for Management and Organization (Fraunhofer IAO, Stuttgart, April 1998) as one of the most used environmental protection software solutions for businesses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TES.
----------------------------------------------------------------------

     The following table sets forth information with respect to the ownership of the Company's Common Stock by all officers and directors, individually, all officers and directors as a group, all beneficial owners of more than ten percent of the Common Stock as of December 31, 1998, and by one of the Company's consultants. Except as otherwise indicated, the following shareholders have sole voting and investment power with respect to the shares.

                                                                 Percent
Name and address                  Number of                        of
   of owner                        shares                         Class
----------------                  ---------                      -------

Gerd Behrens                     1,500,000(1)                     28.7%
C/O TES GmbH
25 Impler Strasse,
Munich, 81371,
Germany

Frank Behrens                      600,000(2)                     11.5%
C/O TES GmbH
25 Impler Strasse,
Munich, 81371,
Germany

Jutta Behrens                    1,260,000(1)                     24.1%
C/O TES GmbH
25 Impler Strasse,
Munich, 81371,
Germany

Karsten Behrens                    850,000(2)                     16.3%
C/O TES GmbH
25 Impler Strasse,
Munich, 81371,
Germany

Yvonne Marquard                    240,000(3)                      4.2%
C/O TES GmbH
25 Impler Strasse,
Munich, 81371,
Germany

All officers and directors         3,360,000                      64.3%
as a group (3 persons)(4)

-----------------------

(1) Gerd and Jutta Behrens are husband and wife, and own these shares separately. As husband and wife each of them may be considered the beneficial owner of the shares held by the other.

(2) Frank Behrens and Karsten Behrens are brothers and are the sons of Gerd and Jutta Behrens. Gerd and Jutta Behrens disclaim beneficial ownership of the shares held by their sons.

(3) Yvonne Marquard has served as a consultant to the Company and has been paid consulting or finder's fees for her efforts in assisting the Company with its financing efforts. Ms. Marquard is the wife of Michael Marquard, who is an employee of the Company. Michael Marquard, may be deemed to be the beneficial owner of these shares.

(4) Does not include 850,000 shares held by Karsten Behrens, nor does it include 240,000 shares held by Yvonne Marquard because neither are officers or directors of the Company.

     There  are  no  outstanding  options,   warrants,  or  rights  to  purchase
securities from the Company.

                     DIRECTORS AND EXECUTIVE OFFICERS OF TES

Officers and Directors and Key Consultants

     The officers and directors of Technical Environment Solutions, Inc. (the "Company") and key consultants are as follows:

Officers and Directors
                                                             Tenure as Officer
    Name               Age           Position(s)                or Director
    ----               ---           -----------                -----------

Gerd Behrens            61          Chairman of the             June 21, 1994
                                    Board and President         to Present

Frank Behrens           32          Secretary                   March 3, 1995
                                    and a Director              to Present

Jutta Behrens           60          Treasurer                   March 3, 1995
                                    and a Director              to Present

Key Consultants

Karsten Behrens         31          Consultant                  October 1, 1996
                                                                to Present

Yvonne Marquard         29          Consultant                  February 1, 1997
                                                                to Present

     Gerd Behrens, Jutta Behrens, Frank Behrens, Karsten Behrens and Yvonne Marquard may be deemed to be "promoters" and "parents" of the Company within the meaning of the Rules and Regulations promulgated under the Securities Act.

     The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified. Gerd Behrens and Jutta Behrens are married to each other, and they are the parents of Frank Behrens and Karsten Behrens. Frank Behrens and Karsten Behrens are brothers. There are no other family relationships between any director or executive officer and any other director or executive officer. Set forth below is biographical information with respect to the Company's founders and promoters and each officer and director.

     Gerd  Behrens,  founder and  promoter,  has been  Chairman of the Board and
President of the Company since inception. Mr. Behrens holds a Diploma as a Businessman (Dipl. Kaufmann), which is roughly equivalent to a Bachelors Degree in Business Administration in the United States. Mr. Behrens has over 35 years of experience in business with a variety of firms and has served in a number of positions, including senior management positions, since 1989. From 1989 until the founding of the Company, Mr. Behrens was the managing director of Data Consult, a firm located in Munich, Germany, that purchased and sold used computers. Since the founding of the Company, Mr. Behrens has devoted substantially all of his time to the business and affairs of the Company.

     Frank Behrens has been Secretary and a director of the Company since March 3, 1995. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in Geography and Economics. Mr. Behrens has served as a consultant to various firms, including the Company, since graduating from the University of Munich in 1995. Mr. Behrens' consulting services have related primarily to urban planning and development and the development of environmental management systems and organization structures and certain software tools for these systems. Mr. Behrens provided the Company with assistance in the writing and drafting of its business plan and offering materials that were used to raise funds from German investors and with the development of environmental management systems and organization structures and certain software tools for these systems.

     Jutta Behrens has been Treasurer and a director of the Company since March 3, 1995. Mrs. Behrens is a qualified industrial accountant and has since 1970 owned and operated her own firm which provides accounting services to businesses and individuals in Germany.

     Karsten Behrens has been a consultant to the Company and has acted as its legal counsel since October 1, 1996. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in law. Mr. Behrens has completed the necessary post-graduate employment requirements and passed the necessary examinations to be licensed as a lawyer in Germany. He has provided the Company with legal services and with other management and consulting services. His principal consulting activities were focused upon providing the Company with assistance in the writing and drafting of its business plan and offering materials that were used to raise funds from German investors and in assisting the Company with various legal matters.

     Yvonne Marquard has been a consultant to the Company since February 1, 1997. Ms. Marquard assisted the Company with the placement of its Common Stock in Germany. Ms. Marquard founded her own firm--Yvonne Marquard Unternehmensberatung in 1997 to provide financial consulting services to various businesses. Prior to founding her own firm Ms. Marquard was employed by AURUM Vermoegensanlagen GmbH, a German financial services firm.

Executive Compensation

     The following table summarizes all compensation paid to the officers and directors of the Company, and to Karsten Behrens as a consultant, for services rendered to the Company during the last three fiscal years.


                                                                Long Term
                                Annual Compensation           Compensation
                               --------------------           ------------
                                                    Other       Number of
Name and             Fiscal    Salary/              Annual       Options
Principal Position    Year     Consulting Fees   Compensation    Awarded
------------------    ----     ---------------   ------------    -------

Gerd Behrens,         1998     15,500 DM              -0-          -0-     (1)
President             1997     57,600 DM              -0-          -0-
and Director          1996     10,000 DM              -0-          -0-
                      1995     24,000 DM              -0-          -0-

Jutta Behrens,        1998        -0-                 -0-          -0-     (1)
Treasurer             1997        -0-                 -0-          -0-
and Director          1996        -0-                 -0-          -0-
                      1995        -0-                 -0-          -0-

Frank Behrens,        1998        -0-                 -0-          -0-     (1)
Secretary             1997     40,250 DM              -0-          -0-
and Director          1996        -0-                 -0-          -0-
and Director          1995        -0-                 -0-          -0-

Karsten Behrens,      1998     12,255 DM              -0-          -0-     (1)
Consultant            1997     98,650 DM              -0-          -0-
                      1996      3,150 DM              -0-          -0-
                      1995      2,930 DM              -0-          -0-

-----------------------------

(1) No advances have been made or are contemplated by the Company to any of its officers or directors.

Employment and Consulting Agreements
------------------------------------

     The Company has entered into an employment agreement with Gerd Behrens under which Mr. Behrens will be paid approximately 6,500 DM per month. Further, the Company has a consulting agreement with Jutta Behrens' accounting firm under which Mrs. Behrens' firm is paid 500 DM per month in exchange for providing the services of Jutta Behrens to the Company. Also, the Company has a consulting agreement with Frank Behrens' personal consulting firm, under which the firm will be paid 30 DM per hour for providing the services of Frank Behrens to the Company. Karsten Behrens serves on the board of directors of TES Oecon AG, and as such there is a consulting agreement with Karsten Behrens' personal consulting firm under which his firm is paid an hourly fee of 50 DM per hour for services as needed. Gerd Behrens devotes his full time and attention to the business and affairs of the Company. Frank Behrens is expected to devote approximately 30 hours per month on average to the business and affairs of the Company, with the expectation that as the Company requires more of Mr. Behrens' time and efforts he will devote more time to the Company with an appropriate increase in his compensation arrangements. Jutta Behrens is expected to devote such time as is necessary to maintain the Company's accounting records on a current basis. It is not anticipated that Mrs. Behrens will devote additional time to the Company, and as the Company's needs for accounting and bookkeeping increase, management believes that the Company will hire accounting and bookkeeping personnel directly to meet those needs. It is also anticipated that Mrs. Behrens will remain as the Treasurer until such time as the Company's business requires a full-time person, at which time it is expected that the Company will replace Mrs. Behrens with a qualified person. Karsten Behrens is expected to devote approximately 10 hours per month on average to the business and affairs of the Company, with the expectation that as the Company requires more of Mr. Behrens' time and efforts he will devote more time to the Company with an appropriate increase in his compensation arrangements.

     The  employment  and  consulting  agreements  between  the Company and Gerd
Behrens, Jutta Behrens, Frank Behrens and Karsten Behrens also contain an agreement to maintain confidentiality of trade secrets and other materials.

Directors
---------

     Other than pursuant to their employment or consulting arrangements, the members of the Board of Directors are not compensated for their services as directors; however, they are reimbursed for all reasonable expenses incurred in connection therewith.

Option Plans
------------

     Except as described below, the Company has no retirement, pension, profit sharing, stock option or insurance or medical reimbursement plans or programs covering its officers and directors, and does not contemplate implementing any such plans at this time.

     The Board of Directors of the Company has adopted a Stock Option Plan (the "Plan") which provides for the grant of options to purchase an aggregate of not more than 500,000 shares of the Company's Common Stock. The purpose of the Plan is to make options available to directors, management, key employees, consultants, and technical advisers of the Company in order to provide them with a more direct stake in the future of the Company and to provide them with additional rewards and incentives for contributing to the success of the Company.

     The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors which determines the persons to be granted options under the Plan, the number of shares subject to each option, the term of the option, the manner in which the option may be exercised and the exercise price of each option, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. The Committee will have the power to establish such other terms and conditions for options granted under the Plan as they determine are necessary and appropriate. No option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution. The exercise price of stock options granted under the Plan will be established by the Board of Directors in their sole discretion and may be less than the fair market value of the underlying shares on the date of grant as determined by the Committee. The exercise price may be paid in cash or in Common Stock or a combination of cash and Common Stock.

     As of the date of this Prospectus, no options have been granted under the Plan.

     Except  as  described  below  under  "Certain   Relationships  and  Related
Transactions," the Company paid no cash or non-cash compensation to any officer or director during the fiscal years ended December 31, 1995 and 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the founding of the Company, Gerd Behrens acquired 4,500,000 shares of Common Stock of Technical Environment Solutions, Inc. (the "Company"). Subsequent to the founding and prior to the time that the Company raised any funds from outside directors, Mr. Behrens sold his wife, Jutta Behrens, and his sons, Karsten and Frank Behrens, 2,760,000 of these shares and sold Yvonne Marquard 240,000 of these shares. Mr. Behrens paid approximately 90,870 DM for his original 4,500,000 shares. The shares discussed in this paragraph have been adjusted to reflect a stock dividend issued in December, 1998.

     In addition, Jutta Behrens has loaned the Company approximately 141,250 DM. The initial loan was made on March 20, 1996, in the amount of 80,000 DM for a five-year term and bears interest at 9.25% per year. The second loan was made on September 10, 1996, in the amount of approximately 50,000 DM for a four year term and bears interest at 8% per year. The third loan was made on December 31, 1996, in the amount of approximately 11,200 DM for a four year term and bears interest at 8% per year. Further, Gerd Behrens loaned the Company approximately 100,000 DM in connection with the capitalization of TES Oecon AG, which was interest free until January 1, 1998. Subsequent to January 1, 1998, the loan bears interest at a rate of 6% per annum. The loan is due on December 31, 2001, subject to a right for the Company to extend the loan for an additional 5 years if necessary for economic reasons.

     In connection with the Company's financing efforts in Germany, the Company entered into an agreement with Yvonne Marquard under which Mrs. Marquard was paid a consulting or finder's fee based upon the difference between 20% of the gross proceeds raised and the amount of commission or fees actually paid to brokers or finders for the sale of the Company's securities. Ms. Marquard was paid approximately 86,533 DM under the terms of this agreement. Ms. Marquard is the wife of Michael Marquard, who is an employee of the Company.

     The Company also paid Frank Behrens consulting fees equal to 40,250 DM in connection with the writing and drafting of the Company's business plan and offering materials that were used to raise funds from German investors and with the development of environmental management systems and organization structures and certain software tools for these systems.

     The Company paid Karsten Behrens consulting fees equal to approximately 98,650 DM in connection with his performance of legal services for the Company and the writing and drafting of the Company's business plan and offering materials that were used to raise funds from German investors.

     Except as otherwise disclosed herein, there have been no related party transactions or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B

                        DESCRIPTION OF TES CAPITAL STOCK

     The authorized capital stock of TES consists of 20,000,000 shares of Common Stock, of no par value ("Common Stock"). As of December 31, 1998, 5,224,830 shares of Common Stock were outstanding. On November 18, 1998, the board of directors of TES authorized a share dividend of the Common Stock of TES which caused to be issued as of the same date, two (2) shares of Common Stock for each one (1) share of Common Stock issued and outstanding. After the Merger, approximately 13,525,067 shares of TES Common Stock are estimated will be outstanding.

Common Stock
------------

     Holders of Common Stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors. This means that holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. All shares of Common Stock are equal to each other with respect to liquidation and dividend rights. No holder of any shares of Common Stock has any preemptive rights to subscribe for or purchase any additional, unissued shares of the Company's Common Stock. Upon liquidation, dissolution, or winding up of the Company, each share of the Common Stock is entitled to share ratably in the amount available for distribution to holders of Common Stock. All shares of Common Stock outstanding are fully paid and nonassessable, and the Common Stock is not subject to conversion or redemption.

Transfer Agent and Registrar
----------------------------

Corporate Stock Transfer, Inc., 370 17th Street, Suite 2360, Denver, Colorado 80202, has been retained to serve as the transfer agent and registrar for the Company's Common Stock.


                                 LEGAL OPINIONS

     Certain legal matters in connection with the Merger are being passed upon for TES by Schlueter & Associates, P.C Denver, Colorado and for ENTECS by Rossi & Maricle, P.C., Denver, Colorado.

                                     EXPERTS

     The Financial Statements of TES at December 31, 1997 , and for each of the two years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus and the registration statement of which this Proxy Statement/Prospectus is part, have been audited by Schiefley & Associate, P.C., independent auditors, as set forth in their report appearing elsewhere herein, and in the registration statement, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

     The Financial Statements of ENTECS at December 31, 1997 , and for each of the two years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus and the registration statement of which this Proxy Statement/Prospectus is part, have been audited by Schiefley & Associate, P.C., independent auditors, as set forth in their report appearing elsewhere herein, and in the registration statement, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                                                                         Page
                                                                         ----

TECHNICAL ENVIRONMENT SOLUTIONS, INC.
   Independent Auditors Report                                           F-1
   Consolidated Balance Sheet as of December 31, 1997                    F-2
   Consolidated Statements of Operations for the two
    years ended December 31, 1997                                        F-3
   Consolidated Statements of Stockholders' Equity for
    the two years ended December 31, 1997                                F-4
   Consolidated Statements of Cash Flow for the two
    years ended December 31, 1997                                        F-5
   Notes to Consolidated Financial Statements                            F-7
   Consolidated Balance Sheet as of September 30, 1998 (unaudited)       F-12
   Consolidated Statement of Operations for the nine months
    ended September 30, 1998 (unaudited) and September 30, 1997
    (unaudited)                                                          F-13
   Consolidated Statement of Cash Flows for the nine months
    ended September 30, 1998 (unaudited) and September 30, 1997
    (unaudited)                                                          F-14
   Notes to Unaudited Financial Statements                               F-15

ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTIONS, INC.
   Independent Auditor's Report                                          F-16
   Consolidated Balance Sheet as of December 31, 1997                    F-17
   Consolidated Statement of Operations for the year ended
    December 31, 1997                                                    F-18
   Consolidated Statement of Stockholders' Equity for the year
    ended December 31, 1997                                              F-19
   Consolidated Statements of Cash Flows for the year ended
    December 31, 1997                                                    F-20
   Notes to Consolidated Financial Statements                            F-22
   Consolidated Balance sheet as of September 30, 1998 (unaudited)       F-28
   Consolidated Statement of Operations for the nine months
    ended September 30, 1998 (unaudited) and September 30, 1997
    (unaudited)                                                          F-29
   Consolidated Statement of Stockholders' Equity for the nine months ended September 30, 1998 (unaudited) and September 30,
    1997 (unaudited)                                                     F-30
   Consolidated Statement of Cash Flows for the nine months
    ended September 30, 1998 (unaudited) and September 30, 1997          F-31
   Notes to Unaudited Financial Statements                               F-32

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Technical Environment Solutions, Inc.

We have audited the consolidated balance sheet of Technical Environment Solutions, Inc. as of December 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Technical
Environment Solutions, Inc. as of December 31, 1997, and the results of its operations and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.


                              James E. Scheifley & Associates, P.C.
                              Certified Public Accountants

Denver, Colorado
June 10, 1998

                      Technical Environment Solutions, Inc.
                           Consolidated Balance Sheet
                                December 31, 1997


                                      ASSETS
                                      ------
                                                         DM              US $
                                                     ----------      ----------

Current assets:
  Cash and cash equivalents                             711,567         397,058
  Accounts receivable, trade                             65,973          36,813
  Accounts receivable -related party                    364,932         203,634
  Note receivable - current portion                      10,000           5,580
  Prepaid expenses                                       36,354          20,286
                                                     ----------      ----------
      Total current assets                            1,188,826         663,370

Property and equipment, at cost, net of
  accumulated depreciation of DM 45,901                 118,366          66,049

Investments                                              10,000           5,580
Note receivable - non-current                            40,000          22,320
Other assets                                            340,344         189,914
                                                     ----------      ----------
                                                      1,697,536         947,233
                                                     ==========      ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
  Notes payable - banks                                 197,798         110,373
  Notes payable - others                                 90,000          50,220
  Accounts payable                                       87,484          48,815
  Accounts payable - related party                       15,862           8,851
  Accrued expenses                                      143,686          80,177
                                                     ----------      ----------
      Total current liabilities                         534,830         298,438

  Loans from shareholders                               234,300         130,740

Stockholders' equity:
 Common stock, no par value,
  20,000,000 shares authorized,
  1,741,610 shares issued and outstanding             2,260,155       1,261,177
 Accumulated deficit                                 (1,331,749)       (743,122)
                                                     ----------      ----------
                                                        928,406         518,055
                                                     ----------      ----------
                                                      1,697,536         947,233
                                                     ==========      ==========




          See accompanying notes to consolidated financial statements.



                                       Technical Environment Solutions, Inc.
                                       Consolidated Statements of Operations


                                                             Years Ended December 31,
                                            1996                    1997                  1997
                                             DM                      DM                    US $
                                         ----------             ----------             ----------
Sales                                       293,814                423,300                236,203
Sales to related party
                                               --                   30,609                 17,080
                                         ----------             ----------             ----------
                                            293,814                453,909                253,283

Cost of operations                          177,343                179,690                100,268
                                         ----------             ----------             ----------
Gross profit                                116,471                274,219                153,015

Other costs and expenses:
  General and administrative                281,614                886,696                494,780
                                         ----------             ----------             ----------
(Loss) from operations                     (165,143)              (612,477)              (341,765)

Other income and (expense):
  Interest income
                                              1,240                 19,190                 10,708
  Interest expense                          (43,517)               (46,718)               (26,069)
                                         ----------             ----------             ----------
                                            (42,277)               (27,528)               (15,361)

(Loss) before income taxes                 (207,420)              (640,005)              (357,126)
Provision for income taxes                      --                     --                     --
                                         ----------             ----------             ----------

Net (loss)                                 (207,420)              (640,005)              (357,126)
                                         ==========             ==========             ==========


Earnings (loss) per share:
 Basic (loss) per share
                                              (0.14)                 (0.38)                 (0.21)
                                         ==========             ==========             ==========

 Weighted average shares outstanding      1,508,134              1,676,271              1,676,271
                                         ==========             ==========             ==========






                  See accompanying notes to consolidated financial statements.



                                         Technical Environment Solutions, Inc.
                                    Consolidated Statement of Stockholders' Equity
                                        Years Ended December 31, 1997 and 1996



                                                  Common Stock                 Accumulated
                                           Shares              Amount             Deficit            Total
                                                                DM                 DM                 DM
                                         ----------         ----------         ----------         ----------

Balance, December 31, 1995                1,508,134            121,360           (484,324)          (362,966)

Net loss for the year                          --                 --             (207,420)          (207,420)
                                         ----------         ----------         ----------         ----------

Balance, December 31, 1996                1,508,134            121,360           (691,744)          (570,384)

Sale of stock for cash                      233,476          2,675,310                             2,675,310
  less expenses of offering                                   (536,515)                             (536,515)

Net loss for the year                          --                 --             (640,005)          (640,005)
                                         ----------         ----------         ----------         ----------

Balance, December 31, 1997                1,741,610          2,260,155         (1,331,749)           928,406
                                         ==========         ==========         ==========         ==========



                             See accompanying notes to consolidated financial statements.


                                          Technical Environment Solutions, Inc.
                                          Consolidated Statements of Cash Flows


                                                                               Years Ended December 31,
                                                                    1996                1997                1997
                                                                     DM                  DM                 US $
                                                                   -------             -------             -------
Net (loss)                                                        (207,420)           (640,005)           (357,126)
  Adjustments to reconcile net income (loss) to net
   cash (used in) operating activities:
   Loss on sale of fixed assets                                     10,270                --                  --
   Depreciation                                                     22,902              12,521               6,987
   Interest added to shareholder loans                               3,948                --                  --
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable                     (14,231)             30,102              16,797
    (Increase) decrease in prepaid expenses                            411             (32,269)            (18,006)
    (Increase) decrease in other assets                             45,624             (37,935)            (21,168)
    Increase (decrease) in accounts payable and
        accrued expenses                                            10,847              91,045              50,804
                                                                ----------          ----------          ----------
       Total adjustments                                            79,771              63,464              35,413
                                                                ----------          ----------          ----------
  Net cash (used in) operating activities                         (127,649)           (576,541)           (321,713)
                                                                ----------          ----------          ----------

Cash flows from investing activities:
   Proceeds from sale of assets                                     16,500                --                  --
   Advance to affiliate                                               --              (363,250)           (202,695)
   Long-term lease deposit                                            --              (300,000)           (167,401)
   Increase in note receivable                                        --               (50,000)            (27,900)
   Purchase of fixed assets                                           --              (109,624)            (61,171)
                                                                                    ----------          ----------
Net cash provided by (used in) investing activities                 16,500            (822,874)           (459,167)
                                                                ----------          ----------          ----------

Cash flows from financing activities:
   Advances from stockholder                                       230,000                --                  --
   Proceeds from sale of common stock                                 --             2,138,795           1,193,457
   Decrease in deferred financing fees                                --                19,145              10,683
   Repayment of notes payable - bank                               (34,448)            (22,766)            (12,704)
   Repayment of stockholder advances                                (6,900)             (6,900)             (3,850)
   Proceeds from convertible notes                                    --                  --                  --
   Repayment of notes payable - other                             (100,000)            (20,000)            (11,160)
                                                                ----------          ----------          ----------
  Net cash provided by
   financing activities                                             88,652           2,108,274           1,176,427
                                                                ----------          ----------          ----------

Increase (decrease) in cash                                        (22,497)            708,859             395,547
Cash and cash equivalents,
 beginning of period                                                25,204               2,707               1,511
                                                                ----------          ----------          ----------
Cash and cash equivalents,
 end of period                                                       2,707             711,566             397,057
                                                                ==========          ==========          ==========





                                 See accompanying notes to consolidated financial statements.



                                                             F-5


                                    Technical Environment Solutions, Inc.
                                    Consolidated Statements of Cash Flows


                                                           Years Ended December 31,
                                              1996                   1997                  1997
                                               DM                     DM                   US $
                                             ------                 ------                ------
Supplemental cash flow information:
   Cash paid for interest                      --                     --
   Cash paid for income taxes                  --                     --













                                See accompanying notes to consolidated financial statements.



                      Technical Environment Solutions, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 1997


Note 1.  Summary of significant accounting policies.

Technical Environment Solutions, Inc. and subsidiaries (the "Company) is in the business of recycling surplus and obsolete electronic equipment. The Company's operations to date have been carried out solely within Germany by its wholly owned subsidiaries Technical Environment Solutions GmbH, (TES GmbH)and TES Oecon AG, formed in 1997 These operations consist of dismantling and disposing of electronic equipment secured from customers. The Company has used 'independent recycling companies to complete the disposal process, however, during 1997, the Company secured plant facilities necessary to begin certain processing functions on its own. TES Oecon AG, a wholly owned subsidiary, plans to establish a technical school for training electronic recycling workers for itself and others. During February 1998, the Company acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment in Germany.

The Company was incorporated in Colorado on June 21, 1994.

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally, accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

Solely for the convenience of the reader, the accompanying consolidated financial statements as of and for the year ended December 31, 1997 have been translated into United States dollars. ("U.S. $") at the rate of DM1.7921 per U.S. $1.00 the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1997. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.


     Principles of consolidation
The  consolidated  statements  include  the  accounts  of the  Company  and  its
wholly-owned   subsidiaries.   All   significant   inter-company   accounts  and
transactions have been eliminated in consolidation.

     Cash and cash equivalents
The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Fair value of financial instruments
The Company's financial instruments consist of cash and cash equivalents and accounts receivable and payable. The carrying amounts of such financial instruments approximate fair value because of the short maturity of these instruments.

     Property and equipment
Property and equipment are stated at cost. Depreciation is provided for using the straight line method over estimated useful lives of five to seven years for equipment and the remaining lease term for leasehold improvements. Depreciation expense amounted to DM12,521 and DM22,122 for the years ended December 31, 1997 and 1996, respectively.

     Revenue recognition
Revenue is recorded when services are performed. Sales amounts included in the foregoing Consolidated Statement of Operations consist of gross contract amounts paid to the Company by its customers for the removal of recyclable materials.

     Advertising
Advertising expenses are charged to expense upon first showing. The Company did not incur significant amounts of advertising during the 1996 however DM109,865 was charged to advertising expense during 1997.

     Net loss per share
In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 supersedes and simplifies the existing computational guidelines under Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share."

The statement is effective for financial statements issued for periods ending after December 15, 1997. Among other changes, SFAS No. 128 eliminates the presentation of primary earnings per share and replaces it with basic earnings per share for which common stock equivalents are not considered in the computation. It also revises the computation of diluted earnings per share. The Company has adopted SFAS No. 128 and there is no material impact to the Company's earnings per share, financial condition, or results of operations. The Company's earnings per share have been restated for all periods presented to be consistent with SFAS No. 128.

Basic loss per share of common stock is computed based on the weighted average number of common shares outstanding during the year. Common stock equivalents were anti-dilutive and were excluded from the computation.

     Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates making it reasonably possible that a change in these estimates could occur in the near term.

     Stock-based Compensation
The Company  adopted  Statement  of Financial  Accounting  Standard No. 123 (FAS
123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996.

Upon adoption of FAS 123, the Company when required will continue to measure compensation expense for any stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and will provide pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

     Recent Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements of financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

Note 2. Investments

During July 1995, the Company invested DM10,000 in Okologik AG, a German company engaged in the production and conservation of energy by alternative means. The Company's 1,334 shares represent less than 2% of total shares outstanding. As yet, no market exists for the stock and the Company has accounted for its investment at cost.


Note 3. Notes payable and long-term debt

Notes payable - banks at December 31, 1997 consists of a bank line of credit having a balance at December 31, 1997 of DM17,747. The line of credit bears interest at 10.75% per annum and had DM32,253 additional credit available at that date. The Company also has a term loan with the bank having a remaining principal balance due at December 31, 1997 of DM180,050. The loan bears interest at 7.75% per annum and is due in installments of DM1,875 monthly through July 2010 and is collateralized by the personal residence of the Company's president and major shareholder. The term loan was paid in full on February 28, 1998.

During 1995, the Company sold DM210,000 of convertible debentures to thirteen individual investors in Germany. The debentures bear interest at 10.75% per annum and are due in March 1999. The debentures were to be convertible into shares of the Company's common stock, however, none were converted. During 1996, DM100,000 plus accrued interest was repaid to certain of the investors. An additional DM20,000 plus accrued interest was repaid in 1997. During January 1998, an additional DM10,000 was repaid.

Note 4.  Income taxes.

At December 31, 1997 the Company had approximately DM1,330,000 of unused net operating loss deductions in Germany that may be carried forward indefinitely.

A valuation allowance of DM665,000 was provided at December 31, 1997 for net operating loss carryforwards which more likely than not will not be utilized in the foreseeable future.

Note 5. Commitments and contingencies

The Company is obligated for non-cancelable operating lease payments with initial terms exceeding one year relating to office space and warehouse space. The lease agreements require future minimum lease payments as follows:

           Year Ending December 31,                 Amount
           ------------------------                 ------
                     1998                           265,020
                     1999                           268,260
                     2000                           272,220
                     2001                           287,820
                     2002                           147,420
                    Thereafter                       90,450
                                                  ----------
                                                  1,331,190

In connection with the lease, the Company paid a DM300,000 refundable deposit to guarantee performance of the lease and to secure a purchase option for the building. The lease contract includes a purchase option whereby the Company may acquire the property for DM2,200,000 if the option is exercised before December 31, 2000. The deposit is included in other assets in the accompanying balance sheet.

Rent expense in 1996 and 1997 was DM48,239 and DM49,020, respectively.

The Company has entered into employment contract with its president which provides for an annual salary of DM96,000 per year through June 1999.


Note 6. Related party transactions

A shareholder of the Company who is also wife of the Company's president made loans aggregating DM130,000 to the Company during the year ended December 31, 1996. The loans bear interest at between 8% and 9.25% per annum and are due DM80,000 in 2000 and DM50,000 in 2001 plus accrued interest.

Additionally, during 1993, the shareholder advanced DM25,000 to the Company of which DM6,900 was repaid in each of the years 1995 through 1997. The advance bears interest at 8% per annum.

Additionally, during 1996, the Company's president and major shareholder advanced DM100,000 to the Company's German subsidiary. The amount bears interest at 6% per annum beginning January 1, 1998 and the interest is due at the end of each calendar year. The loan principle is due in full on December 31, 2001.

The Company's president and major shareholder is president and a shareholder of Entecs, Inc. a Colorado corporation formed in May 1997 to exploit patent rights to a concrete recycling system and related equipment. The Company paid a deposit of DM250,000 for the rights to use the concrete system and subsequently transferred the rights to Entecs in exchange for a short term note. During 1998, DM125,000 was paid against the note and the balance is due currently.

Additionally, during 1997, the Company made working capital advances to Entecs of DM50,000 and paid DM86,250 of costs associated with the operations of Entecs. The working capital advance bears interest at 8% per annum and was repaid
DM23,000 in 1997 and DM27,000 plus accrued interest of $1,682 was repaid in January 1998.

The balance of the short term note, working capital advance, accrued interest and payment of Entecs costs amounted to DM364,932 at December 31, 1997 and comprises the balance of accounts receivable - related party included in the accompanying balance sheet.


Note 7. Stockholders' equity

During the periods covered by these financial statements the Company issued securities in reliance upon an exemption from registration with the Securities and Exchange Commission. Although the Company believes that the sales did not involve a public offering and that it did comply with the exemptions from registration, it could be liable for rescission of said sales if such exemption was found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken.

During 1997, the Company commenced a private sale of its common stock to a limited group of investors in Germany. The Company sold 233,476 shares of its common stock for gross proceeds of DM2,675,310 and incurred direct expenses of the offering amounting to DM536,515.

The Company has established a stock option plan for directors, management, key employees, consultants and technical advisers whereby an aggregate of 500,000 options to purchase common stock of the Company may be granted. The grant price of the options will be equal to the market price for the Company's common stock at the date the options are granted. No options have been granted under the plan through the date of these financial statements.


Note. 8. Concentrations and information about major customers

During 1997 and 1996, all of the Company's revenue from recycling operations was derived from sales within Germany. During 1996, the Company had one major customer, Seimens Nixdorf AG which accounted for 10% of its sales. During 1997, the Company had four major customers, Allianz Versicherungs AG, Bayerische Landesbank, Hewlett Packard GmbH and Philips GmbH whose purchases from the Company each accounted for greater than 10% of the Company's sales.

Aggregate amounts due from these customers amounted to DM12,007 at December 31, 1997.

The Company has to date functioned as an intermediary in carrying out its recycling operations. The Company has used the services of Fuchs AG to complete the disposal of all recycled materials.


Note 9. Subsequent events

During February 1998, the Company acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment in Germany. The Company paid DM49,000 for its investment in T-Cycle and will account for the investment using the equity method of accounting.

                      Technical Environment Solutions, Inc.
                           Consolidated Balance Sheet
                                   (Unaudited)

                                                   September 30,  September 30,
                                                       1998           1998
                  ASSETS
                                                       (DM)           (US$)
Current Assets:
     Cash and equivalents                               190,305    $   113,955
     Accounts receivable, trade                         120,471         72,138
     Note receivable - current portion                   10,000          5,988
     Prepaid expenses                                    10,311          6,175
                                                    -----------    -----------

          Total current assets                          331,087        198,256

Property and equipment, at cost, net of
    accumulated depreciation of DM 98,898               169,857        101,711

Investments                                              10,000          5,988
Note receivable - non-current                            40,000         23,952
Other assets                                            435,127        260,555
                                                    -----------    -----------
                                                        986,071    $   590,462
                                                    ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Notes payable - others                              80,000    $    47,905
     Cash overdraft                                      30,156         18,057
     Accounts payable                                    91,930         55,047
     Accounts payable - related party                    15,862          9,498
     Accrued expenses                                    91,880         55,020
                                                    -----------    -----------
         Total current liabilities                      309,828        185,527
     Loans from shareholders                            230,155        137,817
     Loan from related party                            150,000         89,820
Shareholders' Equity:
     Common stock, no par value
     20,000,000 shares authorized
     1,741,610 shares issued and outstanding          2,260,155      1,353,386
     Accumulated deficit                             (1,964,067)    (1,176,088)
                                                    -----------    -----------
                                                        296,088        177,298
                                                    -----------    -----------
                                                        986,071    $   590,462
                                                    ===========    ===========

          See accompanying notes to consolidated financial statements.


                                       Technical Environment Solutions, Inc.
                                       Consolidated Statements of Operations
                                                    (Unaudited)

                                                       Three Months Ended September 30,        Nine Months Ended September 30,
                                                             1997           1998             1997          1998            1998
                                                             ----           ----             ----          ----            ----
                                                              DM             DM                DM            DM             US$

Sales                                                        61,376         169,030         256,226         534,102     $   319,822
Sales to related party                                         --            32,995            --            77,425          46,362
                                                        -----------     -----------     -----------     -----------     -----------
                                                             61,376         202,025         256,226         611,527         366,184
Cost of operations                                           46,732          80,203         140,855         179,675         107,590
                                                        -----------     -----------     -----------     -----------     -----------
Gross profit                                                 14,644         121,822         115,371         431,852         258,594
Other costs and expenses:
     General and administrative                             258,851         342,990         448,939         998,366         597,824
                                                        -----------     -----------     -----------     -----------     -----------
(Loss) from operations                                     (244,207)       (221,168)       (333,568)       (566,514)       (339,230)
Other income and (expense):
     Interest income                                            123           2,106           4,582           5,233           3,134
     Losses of unconsolidated subsidiary                       --           (40,974)           --           (49,000)        (29,341)
     Interest expense                                        (5,032)         (5,298)        (24,337)        (20,321)        (12,169)
                                                        -----------     -----------     -----------     -----------     -----------
                                                             (4,909)        (44,166)        (19,755)        (64,088)        (38,376)
(Loss) before income taxes                                 (249,116)       (265,334)       (353,323)       (630,602)       (377,606)
Provision for income taxes                                   (1,396)             95            --             1,716           1,028
                                                        -----------     -----------     -----------     -----------     -----------
Net (loss)                                                 (247,720)       (265,429)       (353,323)       (632,318)       (378,634)
                                                        ===========     ===========     ===========     ===========     ===========
Earnings (loss) per share:
     Net income (loss)                                        (0.14)          (0.15)          (0.21)          (0.36)          (0.22)
                                                        -----------     -----------     -----------     -----------     -----------
Weight average shares outstanding                         1,741,610       1,741,610       1,654,492       1,741,610       1,741,610
                                                        ===========     ===========     ===========     ===========     ===========






                            See accompanying notes to consolidated financial statements.

                                                         F-13




                                       Technical Environment Solutions, Inc.
                                       Consolidated Statements of Cash Flows
                                                    (Unaudited)
                                                                            Nine Months Ended September 30,
                                                                            -------------------------------
                                                                     1997               1998               1998
                                                                     ----               ----               ----
                                                                      DM                 DM                 US$

Net (loss)                                                        (353,322)           (632,318)           (378,634)
     Adjustments to reconcile net income (loss) to
     net cash (used in) operating activities:
     Depreciation                                                    4,000              40,476              24,237
     Losses of unconsolidated subsidiary                              --                49,000              29,341
Changes in assets and liabilities:
     (Increase) decrease in accounts receivable                     62,369             310,434             185,889
     (Increase) decrease in prepaid expenses                          --                26,043              15,595
     (Increase) decrease in other assets                              --               (94,783)            (56,756)
     Increase (decrease) in accounts payable,
       cash overdraft and accrued expenses                         (52,612)            (17,204)            (10,302)
                                                                ----------          ----------          ----------
       Total adjustments                                            13,757             313,966             188,004
                                                                ----------          ----------          ----------
Net cash (used in) operating activities                           (339,565)           (318,352)           (190,630)
                                                                ----------          ----------          ----------

Cash flows from investing activities:
     Investments in unconsolidated subsidiary                         --               (49,000)            (29,341)
     Increase in notes receivable                                 (100,000)               --                  --
     Deposit on building purchase                                 (307,835)               --                  --
     Purchase of fixed assets                                     (150,003)            (91,967)            (55,070)
                                                                ----------          ----------          ----------
Net cash provided by (used in) investing activities               (557,838)           (140,967)            (84,411)
                                                                ----------          ----------          ----------

Cash flows from financing activities:
     Proceeds from sale of common stock                          2,028,550                --                  --
     Proceeds of related party loan                                   --               150,000              89,820
     Advances from stockholders                                    100,000                --                  --
     Repayment of stockholder loans                               (111,179)             (4,145)             (2,482)
     Repayment of notes payable - bank                             (58,405)           (197,798)           (118,442)
     Repayment of notes payable - other                               --               (10,000)             (5,988)
                                                                ----------          ----------          ----------
Net cash provided by
  financing activities                                           1,958,966             (61,943)            (37,092)
                                                                ==========          ==========          ==========

Increase (decrease) in cash                                      1,061,563            (521,262)           (312,133)
Cash and cash equivalents,
  beginning of period                                                2,707             711,567             426,088
                                                                ----------          ----------          ----------

Cash and cash equivalents, end of period                         1,064,270             190,305             113,955
                                                                ==========          ==========          ==========









                               See accompanying notes to consolidated financial statements.

                                                          F-14


                      Technical Environment Solutions, Inc.
                     Notes to Unaudited Financing Statement



Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation 10-SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 1997, included elsewhere herein.

Basic loss per share was computed using the weighted average number of common shares outstanding.

During 1995, the Company sold DM 210,000 of convertible debentures to thirteen individual investors in Germany. The debentures bear interest at 10.75% per annum and were due in March 1999. The debentures were to be convertible into shares of the Company's common stock, however, none were converted. During 1996, DM 100,000 plus accrued interest was repaid to certain of the investors. An additional DM 10,000 of the debentures plus accrued interest was repaid during the period ended September 30, 1998. Additionally, the Company paid DM 197,798 against bank debt prior to its maturity.

During February 1998, the Company acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment in Germany. The Company paid DM 49,000 for its investment in T-Cycle and will account for the investment using the equity method of accounting. Accordingly, the Company has recognized its share of losses of T-Cycle for the period ended September 30, 1998, which amounted to DM 49,000, as a reduction of its investment in the Company.

During the quarter ended September 30, 1998, the Company borrowed DM 150,000 from a company controlled by the Company's principal shareholder. The loan is due in DM 50,000 installments in 2006, 2007 and 2008, and bears interest at 6% per annum.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Environmental Technologies and Software Solutions, Inc.

We have audited the consolidated balance sheet of Environmental Technologies and Software Solutions, Inc. as of December 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Environmental Technologies and Software Solutions, Inc. as of December 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                         James E. Scheifley & Associates, P.C.
                                         Certified Public Accountants



Denver, Colorado
December 11, 1998

             Environmental Technologies and Software Solutions, Inc.
                           A Development Stage Company
                           Consolidated Balance Sheet
                                December 31, 1997


                                    ASSETS
                                    ------
                                                          DM             US $
Current assets:
  Cash and cash equivalents                              226,220        126,232
  Accounts receivable                                    101,134         56,433
                                                      ----------     ----------
      Total current assets                               327,354        182,665

Property and equipment, at cost, net of
  accumulated depreciation of DM 0                       553,042        308,600

Deposits
                                                           5,400          3,013
License rights                                         1,257,084        701,459
                                                      ----------     ----------
                                                       2,142,880      1,195,737
                                                      ==========     ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
  Accounts payable                                       498,000        277,885
  Accrued expenses
                                                          57,041         31,829
                                                      ----------     ----------
      Total current liabilities                          555,041        309,714

  Amounts due to affiliated companies                    843,695        470,786
  Amounts due to related parties
                                                          87,500         48,825

Stockholders' equity:
 Common stock, no par value,
  50,000,000 shares authorized,
  1,208,154 shares issued and outstanding              1,001,269        558,713
 Deficit accumulated during development stage           (344,625)      (192,302)
                                                      ----------     ----------
                                                         656,644        366,410
                                                      ----------     ----------
                                                       2,142,880      1,195,737
                                                      ==========     ==========




          See accompanying notes to consolidated financial statements.

             Environmental Technologies and Software Solutions, Inc.
                           A Development Stage Company
                      Consolidated Statement of Operations
                          Year Ended December 31, 1997


                                                          1997           1997
                                                           DM            US $

Other costs and expenses:
  General and administrative                             256,114        142,913
  General and administrative - related parties            87,500         48,825
                                                      ----------     ----------
(Loss) from operations                                   343,614        191,738

Other income and (expense):
  Interest income                                            783            437
  Interest expense                                        (1,794)        (1,001)
                                                      ----------     ----------
                                                          (1,011)          (564)

(Loss) before income taxes                               344,625        192,302
Provision for income taxes                                  --             --
                                                      ----------     ----------
Net (loss)                                               344,625        192,302
                                                      ==========     ==========


Earnings (loss) per share:
 Basic (loss) per share                                     0.33           0.19
                                                      ==========     ==========

 Weighted average shares outstanding                   1,033,751      1,033,751
                                                      ==========     ==========






          See accompanying notes to consolidated financial statements.


                              Environmental Technologies and Software Solutions, Inc.
                                         A Development Stage Company
                                  Consolidated Statement of Stockholders' Equity
                                         Year Ended December 31, 1997


                                                             Common Stock                  Accumulated
                                                     Shares                Amount           Deficit             Total
                                                                            DM                 DM                DM
                                                     ------               -------          -----------          ------
 Balance at inception                                    --                 --                 --                 --

 Shares issued at inception for services
    in May 1997 at $.003 per share                  1,090,000              3,685                                 3,685

 Shares issued for services:
    July 1997 at DM12.54 per share                        800             10,035                                10,035
    August 1997 at DM12.54 per share                    8,200            102,861                               102,861

 Sale of stock for cash:
    June 1997 at DM12.07 per share                      1,750             21,131                                21,131
    July 1997 at DM11.62 per share                     43,290            503,164                               503,164
    August 1997 at DM12.00 per share                   24,264            291,059                               291,059
    September 1997 at DM12.50 per share                25,100            313,719                               313,719
    October 1997 at DM12.09 per share                  14,750            178,375                               178,375

    Less expenses of offering                                           (422,759)                             (422,759)

Net loss for the year                                    --                 --             (344,625)          (344,625)
                                                   ----------         ----------         ----------         ----------
 Balance, December 31, 1997                         1,208,154          1,001,269           (344,625)           656,644
                                                   ==========         ==========         ==========         ==========



                           See accompanying notes to consolidated financial statements.


             Environmental Technologies and Software Solutions, Inc.
                           A Development Stage Company
                      Consolidated Statement of Cash Flows
                          Year Ended December 31, 1997

                                                           1997          1997
                                                            DM           US $
                                                         --------      --------

Net (loss)                                                344,625       192,302
  Adjustments to reconcile net income (loss) to
   net cash (used in) operating activities:
Depreciation and amortization                              72,916        40,687
   Interest added to affiliate loan                         1,682           939
   Expenses incurred by affiliate                          53,763        30,000
   Expenses added to related party loans                 (337,500)     (188,327)
   Common stock issued for services                       116,581        65,053
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable           (101,134)      (56,433)
    (Increase) decrease in prepaid expenses                  --            --
    (Increase) decrease in deposits                        (5,400)       (3,013)
    Increase (decrease) in accounts payable and
        accrued expenses                                  555,041       309,715
                                                       ----------    ----------
       Total adjustments                                  355,949       198,621
                                                       ----------    ----------
  Net cash (used in) operating activities                 700,574       390,923
                                                       ----------    ----------

Cash flows from investing activities:
   Purchase of license rights                            (568,750)     (317,365)
   Purchase of fixed assets                              (553,042)     (308,600)
                                                       ----------    ----------
Net cash provided by (used in)
    investing activities                               (1,121,792)     (625,965)
                                                       ----------    ----------

Cash flows from financing activities:
   Proceeds from loan from affiliate                       27,000        15,066
   Proceeds from sale of common stock                     884,688       493,660
                                                       ----------    ----------
  Net cash provided by
   financing activities                                   911,688       508,726
                                                       ----------    ----------

Increase (decrease) in cash                               490,470       273,685
Cash and cash equivalents,
 beginning of period                                         --            --
                                                       ----------    ----------
Cash and cash equivalents,
 end of period                                            490,470       273,685
                                                       ==========    ==========





          See accompanying notes to consolidated financial statements.

             Enviornmental Technologies and Software Solutions, Inc.
                           A Development Stage Company
                      Consolidated Statements of Cash Flows
                          Year Ended December 31, 1997


                                                          1997          1997
                                                           DM           US $
                                                        --------     ---------
Supplemental cash flow information:
   Cash paid for interest
                                                            --           --
   Cash paid for income taxes
                                                            --           --

Non-cash investing and financing activities:
   License rights acquired for debt                     (761,250)    (1,364,236)









          See accompanying notes to consolidated financial statements.

             Environmental Technologies and Software Solutions, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 1997


Note 1.  Summary of significant accounting policies.

Environmental Technologies and Software Solutions, Inc. and subsidiary (the "Company") is in the business of recycling and disposal of waste materials, development and construction of new technologies in the environmental area as well as development, production and sale of software programs for environmental and recycling solutions and to engage in any other lawful purpose and business.

The Company's operations to date have been carried out solely within Germany by its wholly owned subsidiaries, ENTECS Umwelttechnik GmbH, (ENTECS GmbH) and ENTECS Software and Umwelttechnik GmbH, (Software GmbH) formed in March 1998.

The Company was incorporated in Colorado on May 9, 1997. The Company has recorded no sales during the period presented and is considered to be in its development stage.

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally, accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

Solely for the convenience of the reader, the accompanying consolidated financial statements as of and for the year ended December 31, 1997 have been translated into United States dollars. ("U.S. $") at the rate of DM1.7921 per U.S. $1.00 the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1997. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.


     Principles of consolidation
The  consolidated  statements  include  the  accounts  of the  Company  and  its
wholly-owned   subsidiaries.   All   significant   inter-company   accounts  and
transactions have been eliminated in consolidation.

     Cash and cash equivalents
The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Fair value of financial instruments
The Company's financial instruments consist of cash and cash equivalents and accounts receivable and payable. The carrying amounts of such financial instruments approximate fair value because of the short maturity of these instruments.

     Property and equipment
Property and equipment are stated at cost. Depreciation is provided for using the straight line method over estimated useful lives of five to seven years for equipment and the remaining lease term for leasehold improvements. No depreciation expense has been recorded for the year ended December 31, 1997 on the Company's machinery and equipment has not been placed in service.

     Intangible assets
The Company has purchased certain licenses for the use of technology to be used in its planned business activities (see Note 2). The licenses are amortized using the straight line method over the term of the license beginning in 1997. Amortization for the year ended December 31, 1997 amounted to DM72,916.

The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company for the 1997 fiscal year.

     Revenue recognition
Revenue is recorded when goods are shipped or services are performed. Sales returns and allowances are recorded after returned goods are received and inspected. The Company expects to begin sales of its products in 1998 and plans to provide currently for estimated product returns arising therefrom.

     Advertising
Advertising expenses are charged to expense upon first showing. The Company incurred DM1,173 of advertising expense during 1997.

     Net loss per share
In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 supersedes and simplifies the existing computational guidelines under Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share."

The statement is effective for financial statements issued for periods ending after December 15, 1997. Among other changes, SFAS No. 128 eliminates the presentation of primary earnings per share and replaces it with basic earnings per share for which common stock equivalents are not considered in the computation. It also revises the computation of diluted earnings per share. The Company has adopted SFAS No. 128 and there is no material impact to the Company's earnings per share, financial condition, or results of operations. The Company's earnings per share have been restated for all periods presented to be consistent with SFAS No. 128.

Basic loss per share of common stock is computed based on the weighted average number of common shares outstanding during the year. Common stock equivalents were anti-dilutive and were excluded from the computation.

     Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates making it reasonably possible that a change in these estimates could occur in the near term.

     Stock-based Compensation
The Company  adopted  Statement  of Financial  Accounting  Standard No. 123 (FAS
123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996.

Upon adoption of FAS 123, the Company when required will continue to measure compensation expense for any stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and will provide pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

     Recent Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements of financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.


Note 2. Intangible assets

Intangible assets consist of two licenses for the use of recycling technology and a software license. One of the licenses (Benton Recycling Ststem (BRS)) has been purchased from an affiliated company which had purchased the license during March 1997 from an individual who, concurrently with the purchase by the Company in September 1997, became a director of the Company. The license grants the Company the right to use patented technology for the recycling of waste concrete for a fifteen year period. The Company paid an aggregate of DM625,000 for the license of which DM250,000 was due to the affiliated company at December 31, 1997. 25, 1997). Additionally, a royalty of 6% of net sales derived from the licensed technology is specified in the purchase contract. The BRS patents consists of a registered process and a patent for the construction of the corresponding machines which are based on the BRS technology. This patent has been filed for European and international rights however, it has not yet been registered.

The license excludes Asia and the United States of America, however in these areas the Company has a first right of refusal for purchase of the technology.

The second license (UWAS license, which covers two patents no. EPO 383227 and EPO 383229 which relate to an artificial peat production system) has been purchased from an affiliated company which had purchased the license during 1997 from an unaffiliated German corporation. A significant shareholder of the unaffiliated corporation, concurrently with the purchase by the Company in September 1997, became a director of the Company. The Company paid an aggregate of DM650,000 for the license of which DM425,000 was due to the affiliated company at December 31, 1997. The process patents for an artificial peat production system have been registered during May 1993 and May 1992. The contract expires with the expiration of the patent which, according to German law normally expires 20 years after registration.

The amortization for both licenses have been calculated on basis of useful lives of 10 years which the Company has determined to be an appropriate time to amortize the licenses using the straight line method. The total amortization in 1997 amounts to DM72,916 (DM36,458 each license).


Note 3.  Income taxes.

At December 31, 1997 the Company had approximately DM345,000 of unused net operating loss deductions in Germany that may be carried forward indefinitely.

A valuation allowance of DM172,500 was provided at December 31, 1997 for net operating loss carryforwards which more likely than not will not be utilized in the foreseeable future.


Note 4. Commitments and contingencies

The Company occupies its administrative offices pursuant to a short term lease. Rent expense in 1997 was DM7,200.

The Company has entered into employment contract with its general manager of ENTECS GmbH which provides for an annual salary of DM51,000 per year through June 1999 and provides for a management bonus of 5% of pre tax profits of the subsidiary.


Note 5. Related party transactions

The Company's president and major shareholder is president and a shareholder of TES, Inc., a Colorado corporation formed in June 1994. TES, Inc. paid a deposit of DM250,000 and additional payments of DM86,250 for the rights to use the concrete recycling system and subsequently transferred the rights to the Company in exchange for a short term note. During 1998, DM125,000 was paid against the note and the balance is due currently.

Additionally, during 1997, the Company received working capital advances from TES of DM50,000 and TES paid DM53,763 of costs associated with the capital raising activities of Entecs. The working capital advance bears interest at 8% per annum and was repaid DM23,000 in 1997 and DM27,000 plus accrued interest of $1,682 was repaid in January 1998.

The balance of the short term note, working capital advance, accrued interest and payment of the Company's costs amounted to DM418,695 due to TES, Inc. at December 31, 1997. This amount plus the amount due for the purchase of the UWAS license as described in Note 2 (DM425,000) comprises the balance of loans from affiliated companies included in the accompanying balance sheet.

During the year ended December 31, 1997, the Company incurred costs associated with its organization and financing activities amounting to DM87,500. The costs are for services provided by two of the Company's directors and significant shareholders pursuant to contractual arrangements. This amount in included in general and administrative costs - related parties and amounts due to related parties in the foregoing financial statements.

Additionally, a significant shareholder and director received DM48,486 in commissions related to the sale of the Company's securities. This amount has been included in offering expenses in the accompanying statement of operations.


Note 6. Stockholders' equity

During the periods covered by these financial statements the Company issued securities in reliance upon an exemption from registration with the Securities and Exchange Commission. Although the Company believes that the sales did not involve a public offering and that it did comply with the exemptions from registration, it could be liable for rescission of said sales if such exemption was found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken.

At inception, the Company issued an aggregate of 1,090,000 shares of its common stock to five German citizens for services provided in connection with the formation of the Company valued at DM3,685.

During July and August 1997, the Company issued an aggregate of 9,000 shares of its common stock to two German citizens for services provided to the Company. The shares were issued at DM12.54 per share which is considered to be their fair value based on the contemporaneous sale of the Company's shares for cash.

During June 1997, the Company commenced a private sale of its common stock to a limited group of investors in Germany. The Company sold 109,154 shares of its common stock for gross proceeds of DM1,307,448 and incurred direct expenses of the offering amounting to DM422,759. The shares were offered at a price of $7.00 US per share.

             Environmental Technologies and Software Solutions, Inc.
                           A Development Stage Company
                           Consolidated Balance Sheet
                               September 30, 1998
                                   (Unaudited)

                                      ASSETS
                                      ------

                                                           DM            US $
Current assets:
  Cash and cash equivalents                              865,847        518,409
  Accounts receivable                                    174,605        104,541
   Advances to affiliates                                157,500         94,300
   Inventory                                             120,001         71,848
   Prepaid expenses                                        2,090          1,251
                                                      ----------     ----------
      Total current assets                             1,320,043        790,350

Property and equipment, at cost, net of
  accumulated depreciation of DM9,787                    593,573        355,390

Deposits                                                    --             --
License rights                                         1,155,334        691,734
                                                      ----------     ----------
                                                       3,068,950      1,837,475
                                                      ==========     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
  Accounts payable                                       187,472        112,244
  Accrued expenses                                       150,701         90,229
                                                      ----------     ----------
      Total current liabilities                          338,173        202,474

  Amounts due to affiliated companies                     87,932         52,648
  Amounts due to related parties                         275,000        164,651

Stockholders' equity:
 Common stock, no par value,
  50,000,000 shares authorized,
  1,456,182 shares issued and outstanding              3,591,123      2,150,116
 Deficit accumulated during development stage         (1,223,278)      (732,414)
                                                      ----------     ----------
                                                       2,367,845      1,417,701
                                                      ----------     ----------
                                                       3,068,950      1,837,474
                                                      ==========     ==========



          See accompanying notes to consolidated financial statements.


                                   Environmental Technologies and Software Solutions, Inc.
                                                A Development Stage Company
                                            Consolidated Statement of Operations
                                        Nine Months Ended September 30, 1998 and 1997
                                                        (Unaudited)
                                                                                                               Inception
                                                                                                                   to
                                                                                                              September 30,
                                                             1997              1998             1998              1998
                                                              DM                DM              US $               DM
                                                          ---------         ---------         ---------         ---------

Revenues                                                       --              20,000            11,975            20,000

Other costs and expenses:
  General and administrative                                181,689           821,645           491,944         1,165,259
  General and administrative - related parties                 --              87,500            52,389            87,500
                                                         ----------        ----------        ----------        ----------
(Loss) from operations                                     (181,689)         (889,145)         (532,358)       (1,232,759)

Other income and (expense):
  Interest income                                              --              12,430             7,442            13,213
  Interest expense                                             (112)           (1,938)           (1,160)           (3,732)
                                                         ----------        ----------        ----------        ----------
                                                               (112)           10,492             6,282             9,481

(Loss) before income taxes                                 (181,801)         (878,653)         (526,076)       (1,223,278)
Provision for income taxes                                     --                --                --                --
                                                         ----------        ----------        ----------        ----------

Net (loss)                                                 (181,801)         (878,653)         (526,076)       (1,223,278)
                                                         ==========        ==========        ==========        ==========


Earnings (loss) per share:
 Basic (loss) per share                                       (0.19)            (0.65)            (0.39)            (1.02)
                                                         ==========        ==========        ==========        ==========

 Weighted average shares outstanding                        946,550         1,358,118         1,358,118         1,195,935
                                                         ==========        ==========        ==========        ==========





                            See accompanying notes to consolidated financial statements.




                             Environmental Technologies and Software Solutions, Inc.
                                          A Development Stage Company
                                 Consolidated Statement of Stockholders' Equity
                               Year Ended December 31, 1997 and September 30, 1998


                                                               Common Stock                  Accumulated
                                                         Shares              Amount            Deficit            Total
                                                                               DM                DM                DM
                                                       ---------           --------          -----------         --------
 Balance at inception                                       --                 --                 --                 --

 Shares issued at inception for services
    in May 1997 at $.003 per share                     1,090,000              3,685                                 3,685

 Shares issued for services:
    July 1997 at DM12.54 per share                           800             10,035                                10,035
    August 1997 at DM12.54 per share                       8,200            102,861                               102,861

 Sale of stock for cash:
    June 1997 at DM12.07 per share                         1,750             21,131                                21,131
    July 1997 at DM11.62 per share                        43,290            503,164                               503,164
    August 1997 at DM12.00 per share                      24,264            291,059                               291,059
    September 1997 at DM12.50 per share                   25,100            313,719                               313,719
    October 1997 at DM12.09 per share                     14,750            178,375                               178,375

    Less expenses of offering                                              (422,759)                             (422,759)

Net loss for the year                                       --                 --             (344,625)          (344,625)
                                                      ----------         ----------         ----------         ----------

 Balance, December 31, 1997                            1,208,154          1,001,269           (344,625)           656,644

(The following information is unaudited)

 Sale of stock for cash:
    January 1998 at DM12.31 per share                     19,465            239,684                               239,684
    February 1998 at DM12.22 per share                    40,170            490,851                               490,851
    March 1998 at DM12.18 per share                       15,400            187,588                               187,588
    April 1998 at DM12.43 per share                       13,970            173,668                               173,668
    May 1998 at DM12.23 per share                         38,650            472,683                               472,683
    June 1998 at DM12.54 per share                       107,143          1,344,138                             1,344,138
    July 1998 at DM12.10 per share                        13,230            160,031                               160,031

    Less expenses of offering                                              (478,789)                             (478,789)

Net loss for the year                                       --                 --             (878,653)          (878,653)
                                                      ----------         ----------         ----------         ----------

 Balance, September 30, 1998                           1,456,182          3,591,123         (1,223,278)         2,367,845
                                                      ==========         ==========         ==========         ==========





                                       Environmental Technologies and Software Solutions, Inc.
                                                       A Development Stage Company
                                                   Consolidated Statement of Cash Flows
                                              Nine Months Ended September 30, 1998 and 1997
                                                               (Unaudited)
                                                                                                                         Inception
                                                                                                                             to
                                                                                                                       September 30,
                                                                       1997              1998             1998              1998
                                                                        DM                DM               US $              DM
                                                                    ---------         ---------         ---------        ----------

Net (loss)                                                           (181,801)         (878,653)         (526,077)       (1,223,278)
  Adjustments to reconcile net income (loss) to net
   cash (used in) operating activities:
Depreciation and amortization                                            --             111,537            66,781           184,453
   Interest added to affiliate loan                                      --              (7,500)           (4,490)           (5,818)
   Expenses incurred by affiliate                                      22,773              --                --              53,763
   Expenses added to related party loans                                 --                --                --              87,500
   Common stock issued for services                                   116,581              --                --             116,581
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable                       (106,534)          (73,471)          (43,989)         (174,605)
    (Increase) decrease in prepaid expenses                            (2,090)           (2,090)           (1,251)           (2,090)
    (Increase) decrease in deposits                                     5,400             5,400             3,233              --
    Increase (decrease) in accounts payable and                          --
        accrued expenses                                              535,041          (216,868)         (129,846)          338,173
                                                                   ----------        ----------        ----------        ----------
       Total adjustments                                              571,171          (182,992)         (109,563)          597,957
                                                                   ----------        ----------        ----------        ----------
  Net cash (used in) operating activities                             389,370        (1,061,645)         (635,639)         (625,321)
                                                                   ----------        ----------        ----------        ----------

Cash flows from investing activities:
   Purchase of license rights                                         (80,000)             --                --            (568,750)
   Advance to affiliated company                                         --            (150,000)          (89,810)         (150,000)
   Purchase of fixed assets                                          (403,042)         (170,319)         (101,975)         (723,361)
                                                                   ----------        ----------        ----------        ----------
Net cash provided by (used in) investing activities                  (483,042)         (320,319)         (191,785)       (1,442,111)
                                                                   ----------        ----------        ----------        ----------

Cash flows from financing activities:
   Proceeds from loan from affiliate                                   27,000              --                --              27,000
   Repayments to affiliated companies                                    --            (330,763)         (198,038)         (330,763)
   Repayments to related parties                                         --            (237,500)         (142,199)         (237,500)
   Proceeds from sale of common stock                                 765,572         2,589,854         1,550,625         3,474,542
                                                                   ----------        ----------        ----------        ----------
  Net cash provided by
   financing activities                                               792,572         2,021,591         1,210,389         2,933,279
                                                                   ----------        ----------        ----------        ----------

Increase (decrease) in cash                                           698,900           639,627           382,964           865,847
Cash and cash equivalents,
 beginning of period                                                     --             226,220           135,445              --
                                                                   ----------        ----------        ----------        ----------
Cash and cash equivalents,
 end of period                                                        698,900           865,847           518,409           865,847
                                                                   ==========        ==========        ==========        ==========


             Environmental Technologies and Software Solutions, Inc.
                     Notes to Unaudited Financial Statements
                               September 30, 1998

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation 10-SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 1997, included elsewhere herein.

Basic loss per share was computed using the weighted average number of common shares outstanding.

During the period ended September 30, 1998, the Company loaned DM150,000 to a company controlled by the Company's principal shareholder. The loan is due in DM50,000 installments in 2006, 2007 and 2008, and bears interest at 6% per annum.

During the period ended September the Company continued the private offering of its common stock to a limited group of investors in Germany. The Company sold 248,028 shares of its common stock for gross proceeds of DM3,068,643 and incurred direct expenses of the offering amounting to DM478,789. The shares were offered at a price of $7.00 US per share.

                          AGREEMENT AND PLAN OF MERGER

                           (Reverse Triangular Merger)

                                      among


             ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTIONS, INC.


                     TECHNICAL ENVIRONMENTAL SOLUTIONS, INC.


                                       and


                              TES ACQUISITION CORP.

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                                   THE MERGER

Section 2.01              The Merger
Section 2.02              Effects of the Merger
Section 2.03              Certificate of Incorporation and Bylaws
Section 2.04              Directors
Section 2.05              Conversion
Section 2.06              Tax Consequences

                                   ARTICLE III

                               EXCHANGE OF SHARES

Section 3.01              Exchange of Certificates
Section 3.02              Dissenting Shares

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ENTECS

Section 4.01              Organization
Section 4.02              Capitalization
Section 4.03              Authority Relative to this Agreement
Section 4.04              Consents and Approvals; No Violations
Section 4.05              Reports
Section 4.06              Absence of Certain Changes
Section 4.07              No Undisclosed Liabilities
Section 4.08              Information in Disclosure Documents and Registration
                           Statement
Section 4.09              No Default
Section 4.10              Litigation
Section 4.11              Compliance with Applicable Law
Section 4.12              Taxes
Section 4.13              ERISA
Section 4.14              Intellectual Property
Section 4.15              Change in Control

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                             TES AND ACQUISITION SUB

Section 5.01              Organization
Section 5.02              Capitalization
Section 5.03              Authority Relative to this Agreement
Section 5.04              Consents and Approvals; No Violations
Section 5.05              Reports
Section 5.06              Absence of Certain Changes
Section 5.07              No Undisclosed Liabilities
Section 5.08              Information in Disclosure Documents and Registration
                           Statement
Section 5.09              No Default
Section 5.10              Litigation
Section 5.11              Compliance with Applicable Law
Section 5.12              Taxes
Section 5.13              ERISA
Section 5.14              Intellectual Property
Section 5.15              Interim Operations of Acquisition Sub
Section 5.16              Change in Control

                                    ARTICLE VI

                                    COVENANTS

Section 6.01              Covenants of ENTECS and TES
Section 6.02              Additional Covenants of ENTECS
Section 6.03              No Solicitation
Section 6.04              Access to Information
Section 6.05              Best Efforts
Section 6.06              Stockholders Meetings
Section 6.07              Letters of Accountants
Section 6.08              Affiliates
Section 6.09              Indemnification and Insurance
Section 6.10              Certain Benefits
Section 6.11              Brokers or Finders

                                   ARTICLE VII

                                    CONDITIONS

Section 7.01              Conditions to Each Party's Obligation to Effect the
                           Merger
Section 7.02              Conditions of Obligations of TES and Acquisition Sub
Section 7.03              Conditions of Obligations of ENTECS

                                   ARTICLE VIII

                            TERMINATION AND AMENDMENT

Section 8.01              Termination
Section 8.02              Effect of Termination
Section 8.03              Amendment
Section 8.04              Extension; Waiver

                                    ARTICLE IX

                              POST CLOSING COVENANTS

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.01             Nonsurvival of Representations and Warranties
Section 10.02             Notices
Section 10.03             Descriptive Headings
Section 10.04             Counterparts
Section 10.05             Entire Agreement; Assignment
Section 10.06             Governing Law
Section 10.07             Specific Performance
Section 10.08             Expenses
Section 10.09             Publicity
Section 10.10             Parties in Interest

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February ____, 1999, by and among Environmental Technologies and Software Solutions, Inc., a Colorado corporation ("ENTECS"), Technical Environment Solutions, Inc. a Colorado corporation ("TES"), and TES Acquisition Sub, Inc., a Colorado corporation and a wholly owned subsidiary of TES ("Acquisition Sub").

                                    ARTICLE I

                                   DEFINITIONS

     "Code". Shall mean the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                                   THE MERGER

     Section 2.01 The Merger. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, but in no event later than two days thereafter, unless the parties shall otherwise agree, Articles of Merger (the "Articles of Merger") providing for the merger of Acquisition Sub with and into ENTECS (the "Merger") shall be duly prepared, executed and filed by ENTECS, as the surviving corporation (sometimes the "Surviving Corporation"), in accordance with the relevant provisions of the Colorado Business Corporation Act(the "Colorado Act") and the parties hereto shall take any other actions required by law to make the Merger effective.

     Following the Merger, ENTECS, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and Acquisition Sub shall cease to exist. The time the Merger becomes effective is referred to herein as the "Effective Time" and the date on which the Effective Time occurs is referred to as the "Closing Date." Prior to the filing of the Articles of Merger, a closing shall take place at the offices of Schlueter & Associates, P.C., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80202.

     Section 2.02 Effects of the Merger. The Merger shall have the effects set forth in the Colorado Act. As of the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of TES.


     Section 2.03 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit
2.03(a).  The  Bylaws  of the  Surviving  Corporation  shall be as set  forth in
Exhibit 2.03(b).

     Section 2.04 Directors. The directors and officers of Acquisition Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Section 2.05 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of TES, Acquisition Sub, ENTECS or the holder of any of the following securities:

     (a) Subject to Section 2.01(e), each issued and outstanding share of common stock, no par value, of ENTECS (an "ENTECS Share") (other than shares to be cancelled in accordance with Section 2.05(b) hereof) shall be converted into the right to receive 5.7 fully paid and nonassessable shares of common stock, no par value, of TES (the "TES Shares").

     (b) Each ENTECS Share which is held in the treasury of ENTECS and each ENTECS Share held by TES or any subsidiary of TES shall be cancelled and retired and cease to exist.

     (c) Each issued and outstanding share of the capital stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.06 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.



                                   ARTICLE III

                               EXCHANGE OF SHARES

     Section 3.01 Exchange of Certificates. a. At the Effective Time, TES shall deposit with Corporate Stock Transfer, Inc. (the "Exchange Agent"), in trust for the benefit of the holders of ENTECS Shares for exchange in accordance with this
Article II, certificates representing the aggregate number of TES Shares issuable pursuant to Section 2.06 in exchange for ENTECS Shares.


     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented ENTECS Shares (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TES and ENTECS may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing TES Shares and cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the certificates representing whole TES Shares and cash in lieu of fractional shares, if applicable, which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be cancelled. If a certificate representing TES Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition to the issuance that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the consideration specified herein; provided that in the event any holder exercises his appraisal rights, if any, under Section 7-113-102 of the Colorado Act and becomes entitled to receive the appraised value of his shares instead of the TES Shares into which such shares shall have been converted, TES shall pay such holder the appraised value of such shares, together with any other sums which it may owe him as a result of the appraisal proceeding, upon his surrender to the Exchange Agent of the certificate or certificates which immediately prior to the Effective Time represented the shares so appraised, and the Exchange Agent shall not thereafter be required to deliver to such holder any TES Shares.

     Any certificates of TES Shares which remain unclaimed by the holders of Certificates for twelve months after the Effective Time shall be returned by the Exchange Agent to TES, and any holders of Certificates who have not theretofore complied with Section 3.01 shall thereafter receive delivery (subject to abandoned property, escheat or other similar laws) of the TES Shares issuable upon the conversion of their Certificates and any dividends payable on such Shares, without any interest thereon only after delivering their Certificates and letters of transmittal to TES, and otherwise complying with Section 2.01(b).

     (c) No dividends or other distributions declared or made after the Effective Time with respect to TES Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the TES Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.01(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole TES Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional TES Share to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole TES Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole TES Shares.

     (d) Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of ENTECS Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

     (e) No certificate or scrip representing fractional TES Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of TES In lieu of any such fractional share, TES shall pay to each former stockholder of ENTECS who otherwise would be entitled to receive a fraction of a TES Share an amount in cash determined by multiplying (i) the amount of $4.00 by (ii) the fraction of a TES Share to which such holder would otherwise be entitled. As promptly as practicable after any determination of the amount of cash to be paid to holders of ENTECS Shares in lieu of any fractional share interests, TES shall deposit funds sufficient to pay such amount with the Exchange Agent and the Exchange Agent shall pay such amounts to such holders of ENTECS Shares in accordance with the terms of this Article III.

     Section 3.02 Dissenting Shares. If any holder of Shares shall be entitled to be paid the "fair value" of his Shares, as provided in Section 7-113-102 of the Colorado Act, ENTECS shall give TES notice thereof and TES shall have the right to participate in all negotiations and proceedings with respect to any such demands. ENTECS shall not, except with the prior written consent of TES, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

     Section 3.03 Adjustments. If, between the date of this Agreement and the Effective Time, the Shares shall have been exchanged into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount into which the Shares will be converted in the Merger shall be correspondingly adjusted.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ENTECS

     ENTECS represents and warrants to TES and Acquisition Sub as follows:

     Section 4.01 Organization. ENTECS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ENTECS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of ENTECS taken as a whole. ENTECS has heretofore delivered to TES accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of ENTECS and each of its subsidiaries.

     Section 4.02 Capitalization. (a) The authorized capital stock of ENTECS consists of 50,000,000 ENTECS Shares of which, as of December 31, 1998, 1,456,182 were issued and outstanding. All the issued and outstanding ENTECS Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Since December 31, 1998, ENTECS has not issued any shares of its capital stock.

     Except as set forth above or in Section 4.02 of ENTECS disclosure schedule previously delivered by ENTECS to TES (the "ENTECS Disclosure Schedule"), or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of ENTECS issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating ENTECS to issue, transfer or sell any of its securities.

     (b) Section 4.02 of ENTECS Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of ENTECS. Except as disclosed in Section 4.02 of ENTECS Disclosure Schedule, ENTECS does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of ENTECS's subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Section 4.02 of ENTECS Disclosure Schedule, are owned by either ENTECS or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of ENTECS's subsidiaries, or otherwise obligating ENTECS or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which ENTECS or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of ENTECS or any of ENTECS's subsidiaries. Except as set forth above or in Section 4.02 of ENTECS Disclosure Schedule, there are no persons or entities (other than subsidiaries of ENTECS) in which ENTECS or any of its subsidiaries has any voting rights or equity interests.

     Section 4.03 Authority Relative to This Agreement. ENTECS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ENTECS and no other corporate proceedings on the part of ENTECS are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding ENTECS Shares). This Agreement has been duly and validly executed and delivered by ENTECS and constitutes a valid and binding agreement of ENTECS, enforceable against ENTECS in accordance with its terms.

     Section 4.04 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act"), state Blue Sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of Articles of Merger, as required by the Colorado Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority, including courts of competent jurisdiction, domestic or foreign ("Governmental Entity"), is necessary for the consummation by ENTECS of the transactions contemplated by this Agreement. Except as set forth in Section 4.04 of ENTECS Disclosure Schedule, neither the execution and delivery of this Agreement by ENTECS nor the consummation by ENTECS of the transactions contemplated hereby nor compliance by ENTECS with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of ENTECS or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ENTECS or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to ENTECS, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 4.05 Reports. As of the Effective Date, ENTECS has not been required to file any reports with the U.S. Securities and Exchange Commission.

     Section  4.06  Absence of Certain  Changes.  Except as set forth in Section
4.06 of ENTECS Disclosure Schedule, since December 31, 1998, neither ENTECS nor any of its subsidiaries has taken any of the actions set forth in Sections 6.01(b) to (h), suffered any adverse changes in its business, operations or financial condition which are material to ENTECS and its subsidiaries taken as a whole (other than changes generally affecting the industries in which ENTECS operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice and other than in connection with ENTECS's exploration of alternatives leading to the execution of this Agreement.

     Section 4.07 No Undisclosed Liabilities. Except as and to the extent set forth in Section 4.07 of ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries had at December 31, 1998, any liabilities not reflected on a consolidated balance sheet of ENTECS and its subsidiaries. Except as and to the extent set forth in such Schedule, since December 31, 1998, neither ENTECS nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

     Section 4.08 Information in Disclosure Documents and Registration Statement. None of the information supplied in writing by ENTECS for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by TES in connection with the issuance of TES Shares pursuant to the transactions contemplated hereby (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement relating to the meetings of ENTECS's and TES's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by ENTECS with respect to statements made therein based on information supplied by TES or Acquisition Sub in writing for inclusion or incorporation by reference in the Proxy Statement.

     Section 4.09 No Default. Except as set forth in Section 4.09 of ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or its Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ENTECS or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ENTECS or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

     Section 4.10 Litigation. Except as disclosed in Section 4.10 of ENTECS Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of ENTECS, investigation pending or, to the best knowledge of ENTECS, threatened involving ENTECS or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole.

     Section 4.11 Compliance with Applicable Law. ENTECS and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "ENTECS Permits"), except for failures to hold such ENTECS Permits which would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole. ENTECS and its subsidiaries are in compliance with the terms of ENTECS Permits, except where the failure so to comply would not have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole. The businesses of ENTECS and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which in the aggregate do not and would not have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole.

     Section 4.12 Taxes. ENTECS and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and ENTECS has duly paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. The federal income tax returns required to be filed by ENTECS have been examined by the IRS, or the period during which any assessments may be made by the IRS has expired, for all taxable years through 1998. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements submitted by ENTECS to TES for the purposes of inclusion in the S-4 to be filed with the SEC as a result of the transactions contemplated herein, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the business, financial condition or results of operations of ENTECS and its subsidiaries taken as a whole, other than those heretofore paid or provided for. Except as set forth in Section 4.12 of ENTECS Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of ENTECS or its subsidiaries. For purposes of this Section 4.12 and Section 5.12 below, "Taxes" shall mean all taxes, assessments and governmental charges imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additions thereto.

     Section 4.13 Employee Benefit Plans. (a) With respect to each employee benefit plan, and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "ENTECS Benefit Plans"), maintained or contributed to by ENTECS or any of its subsidiaries, ENTECS has made available to TES a true and correct copy of, where applicable, (i) such ENTECS Benefit Plan, and (ii) each trust agreement and group annuity contract, if any, relating to such ENTECS Benefit Plan.

     (b) With respect to ENTECS Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of ENTECS or any of its subsidiaries there exists no condition or set of circumstances which are reasonably likely to occur in connection with which ENTECS or any of its subsidiaries would be subject to any liability, that would have a material adverse effect on ENTECS and its subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under any applicable law.

     (c) Except as set forth in Section 4.13 of ENTECS Disclosure Schedule, with respect to ENTECS Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of ENTECS or any of its subsidiaries, which obligations are reasonably likely to have a material adverse effect on ENTECS and its subsidiaries, taken as a whole.

     Section 4.14 Intellectual Property. Except as set forth in Section 4.14 of ENTECS Disclosure Schedule, no claim is pending or, to the knowledge of ENTECS, threatened to the effect that the present or past operations of ENTECS or any subsidiary of ENTECS infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit ENTECS and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by ENTECS and its subsidiaries of the entire right, title and interest of ENTECS and its subsidiaries in and to the Intellectual Property.

     Section  4.15  Change in  Control.  Except as set forth in Section  4.16 of
ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" provision or "potential change in control" provision.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                             TES AND ACQUISITION SUB

     TES and Acquisition Sub represent and warrant to ENTECS as follows:

     Section 5.01 Organization. Each of TES and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of TES and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. TES has heretofore delivered to ENTECS accurate and complete copies of the TES's charter and bylaws, as currently in effect, of TES and each of its subsidiaries.

     Section 5.02 Capitalization. (a) The authorized capital stock of TES consists of 20,000,000 TES Shares of which, as of December 31, 1998, 5,224,830 TES Shares were issued and outstanding. All the issued and outstanding TES Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Section 5.02 of the disclosure schedule previously delivered by TES to ENTECS (the "TES Disclosure Schedule") sets forth each other share of capital stock (or security substantially equivalent to capital stock) of TES issued or outstanding and each other subscription, option, warrant, call, right, convertible security or other agreement or commitment of any character obligating TES to issue, transfer or sell any security, and, as to each such security, agreement or commitment, the average conversion or exercise price thereof, a range of the conversion or exercise prices and the effects of the Merger and the other transactions contemplated hereby on such security, agreement or commitment, including pursuant to antidilution provisions thereof. All TES Shares which are to be issued pursuant to the Merger or the other transactions contemplated hereby, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Since December 31, 1998, TES has not issued any shares of its capital stock (or securities substantially equivalent to capital stock). Except as set forth above or in Section 5.02 of the TES Disclosure Schedule or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of TES issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating TES to issue, transfer or sell any of its securities.

     (b) Section 5.02 of the TES Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of TES. Except as disclosed in Section 5.02 of the TES Disclosure Schedule, TES does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of TES's subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Section 5.02 of the TES Disclosure Schedule, are owned either by TES or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of TES's subsidiaries, or otherwise obligating TES or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which TES or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of TES or any of TES's subsidiaries. Except as set forth above or in Section 5.02 of the TES Disclosure Schedule, there are no persons or entities (other than subsidiaries of TES) in which TES or any of its subsidiaries has any voting rights or equity interests.

     Section 5.03 Authority Relative to this Agreement. Each of TES and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of TES and Acquisition Sub and by TES as the sole stockholder of Acquisition Sub and no other corporate proceedings on the part of TES or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the affirmative vote of a majority of the TES Shares present at the stockholders meeting to be held in connection with this Agreement and entitled to vote). This Agreement has been duly and validly executed and delivered by each of TES and Acquisition Sub and constitutes a valid and binding agreement of each of TES and Acquisition Sub, enforceable against each of TES and Acquisition Sub in accordance with its terms.

     Section 5.04 Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, Securities Act, state Blue Sky laws, the HSR Act, and the filing and recordation of Articles of Merger, as required by the Colorado Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity, is necessary for the consummation by TES of the transactions contemplated by this Agreement. Except as set forth in Section 5.04 of the TES Disclosure Schedule, neither the execution and delivery of this Agreement by TES or Acquisition Sub nor the consummation by TES or Acquisition Sub of the transactions contemplated hereby nor compliance by TES or Acquisition Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or bylaws of TES or any of its subsidiaries or Acquisition Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TES or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to TES, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of TES and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 5.05 Reports. TES has filed all required forms, reports and documents with the SEC since February 11, 1998 (collectively, the "TES SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Except as set forth in Section 5.05 of the TES Disclosure Schedule, none of such TES SEC Reports, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes) included in the TES SEC Reports fairly presents the consolidated financial position of TES and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in financial position of TES and its subsidiaries for the respective fiscal years, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the TES SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

     Section 5.06 Absence of Certain Changes. Except as set forth in the TES SEC Reports or Section 5.06 of the TES Disclosure Schedule, since December 31, 1998 neither TES nor any of its subsidiaries has taken any of the actions set forth in Sections 6.01(a) to (h), suffered any adverse changes in its business, operations or financial condition which are material to TES and its subsidiaries taken as a whole (other than changes generally affecting the industries in which TES operates, including changes due to actual or proposed changes in law or regulation) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

     Section 5.07 No Undisclosed Liabilities. Except as and to the extent set forth in the TES SEC Reports, neither TES nor any of its subsidiaries had at December 31, 1998 any liabilities required by generally accepted accounting principles to be reflected on a consolidated balance sheet of TES and its subsidiaries. Except as and to the extent set forth in such TES SEC Reports, since December 31, 1998 neither TES nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of TES and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

     Section 5.08 Information in Disclosure Documents and Registration Statement. None of the information supplied by TES or Acquisition Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder (including that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make statements therein not misleading), except that no representation is made by TES with respect to statements made therein based on information supplied by ENTECS in writing for inclusion or incorporation by reference in the Proxy Statement or the S-4.

     Section 5.09 No Default. Except as set forth in Section 5.09 of the TES Disclosure Schedule, neither TES nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TES or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to TES or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

     Section 5.10  Litigation.  Except as disclosed in the TES SEC Reports or in
Section 5.10 of the TES Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of TES or Acquisition Sub, investigation pending or, to the best knowledge of TES or Acquisition Sub, threatened involving TES or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole.

     Section 5.11 Compliance with Applicable Law. TES and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective business (the "TES Permits"), except for failures to hold such TES Permits which would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. TES and its subsidiaries are in compliance with the terms of the TES Permits, except where the failure so to comply would not have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. The businesses of TES and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which or in the aggregate do not and would not have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole.

     Section 5.12 Taxes. TES and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and TES has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. The federal income tax returns required to be filed by TES have been examined by the IRS, or the period during which any assessments may be made by the IRS has expired, for all taxable years through 1997. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements contained in the TES SEC Reports, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the business, financial condition or results of operations of TES and its subsidiaries taken as a whole, other than those heretofore paid or provided for. Except as set forth in Section 5.12 of the TES Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of TES or its subsidiaries.

     Section 5.13 Employee Benefit Plans. (a) With respect to each employee benefit plan, and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "TES Benefit Plans"), maintained or contributed to by TES or any of its subsidiaries, TES has made available to ENTECS a true and correct copy of, where applicable,
(i) such TES Benefit Plan, and (ii) each trust agreement and group annuity contract, if any, relating to such TES Benefit Plan.

     (b) With respect to TES Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of TES or any of its subsidiaries there exists no condition or set of circumstances which are reasonably likely to occur in connection with which TES or any of its subsidiaries would be subject to any liability, that would have a material adverse effect on TES and its subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under any applicable law.

     (c) Except as set forth in Section 4.13 of TES Disclosure Schedule, with respect to TES Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of TES or any of its subsidiaries, which obligations are reasonably likely to have a material adverse effect on TES and its subsidiaries, taken as a whole.

     Section 5.14 Intellectual Property. Except as set forth in Section 5.14 of the TES Disclosure Schedule, no claim is pending or, to the knowledge of TES, threatened to the effect that the present or past operations of the TES or any subsidiary of TES infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit TES and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by TES and its subsidiaries of the entire right, title and interest of TES and its subsidiaries in and to the Intellectual Property.

     Section 5.15 Interim Operations of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.16 Change in Control. Except as set forth in Section 5.17 of the TES Disclosure Schedule, neither TES nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" or "potential change in control" provision. Except as set forth in the TES SEC Reports or Section 5.17 of the TES Disclosure Schedule, there are no agreements or understandings between TES and its subsidiaries, on the one hand, and any affiliates of TES (other than subsidiaries of TES), on the other hand.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.01 Covenants of ENTECS and TES. During the period from the date of this Agreement and continuing until the Effective Time, ENTECS and TES each agree as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, Section 5.01 of ENTECS Disclosure Schedule or the TES Disclosure Schedule, as the case may be, or to the extent that the other party shall otherwise consent in writing):


     (a) Each party and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

     Each party will, and will cause each of its subsidiaries to, (i) use its best efforts to preserve its business intact, keep available the services of all of its present officers, employees, agents and representatives, and preserve the goodwill of all suppliers, customers, clients and others having business relations with it or any of its subsidiaries; (ii) maintain its corporate existence and good standing in its state of incorporation; (iii) keep and maintain in good condition, repair and working order all buildings, offices, stores and other structures and all machinery, tools, equipment, fixtures and other property of it and its subsidiaries and observe and conform to all material terms and conditions upon or under which any of their properties is held; and (iv) continue and maintain in full force and effect all insurance now maintained and promptly proceed with the repair, restoration or replacement of any asset or property damaged or destroyed by fire or other casualty after the date hereof, whether insured or uninsured, subject to the rights, if any, of the lessors or mortgagees thereof, covenant, consider the following:

     (b) No party shall, nor shall any party permit any of its subsidiaries to, nor shall any party or subsidiary propose to, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries.

     (c) No party shall, nor shall any party permit any of its subsidiaries to, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof and disclosed in Sections 4.02 and 5.02, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof, other than the issuance of shares of ENTECS Shares or TES Shares, as the case may be, upon the exercise of stock options pursuant to ENTECS Stock Plans or TES Stock Plans and upon the exercise or conversion of other ENTECS options, warrants or rights, in each case outstanding on the date of this Agreement and in accordance with their present terms.

     (d) No party shall amend or propose to amend its charter or bylaws.

     (e) No party shall, nor shall any party permit any of its subsidiaries to, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to such party and its subsidiaries taken as a whole, except pursuant to obligations in effect on the date hereof, or enter into any commitment or transaction outside the ordinary course of business, consistent with past practice.

     (f) No party shall, nor shall any party permit any of its subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with prior practice.

     (g) No party shall, nor shall any party permit any of its subsidiaries to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of any party and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice.

     (h) No party shall change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles).

     (i) No party shall, nor shall any party permit any of its subsidiaries to, agree to take any of the foregoing actions or take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied.

     (j) Each of the parties shall give prompt notice to the other party of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles IV and V; and (c) any material adverse change in the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries, taken as a whole.

     (k) The parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     Section 6.02 Additional Covenants of ENTECS. During the period from the date of this Agreement and continuing until the Effective Time, ENTECS agrees as to itself and its subsidiaries that it will not, without the prior written consent of TES, except as contemplated by this Agreement, including Section 6.11 hereof, or required by law (i) enter into, adopt, amend or terminate any ENTECS Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between ENTECS and one or more of its directors or executive officers or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to ENTECS, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 6.03 No Solicitation. Neither ENTECS nor any of its subsidiaries, affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, sale of substantial assets outside the ordinary course of business, sale of shares of capital stock or similar transaction involving ENTECS or any of its subsidiaries or divisions (other than the transactions contemplated by this Agreement), provided that ENTECS may participate in negotiations with or furnish information to a third party if the Board of Directors of ENTECS believes, after consultation with its outside counsel, that the failure to do so would be a breach of its fiduciary duty under applicable law. ENTECS shall promptly advise TES of any such inquiries or proposals.

     Section 6.04 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), ENTECS and TES shall each (and shall cause each of their respective subsidiaries
to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ENTECS and TES shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law or court order, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies or summaries made of such documents, to such other party.

     Section 6.05 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the prompt preparation and filing with the SEC of the S-4 and the Proxy Statement, (ii) such actions as may be required to have the S-4 declared effective under the Securities Act and to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, (iii) such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of TES Shares contemplated hereby, (iv) the preparation and filing of all applicable forms under the HSR Act, and (v) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, waivers by any public or private third party. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 6.06 Stockholders Meetings. Each of ENTECS and TES shall duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of voting, in the case of ENTECS, upon this Agreement and related matters and, in the case of TES, upon the issuance of TES Shares pursuant hereto. TES and ENTECS will, through their respective Board of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof, and shall use their best efforts to secure the approval of their stockholders for the transactions contemplated herein, subject, in the case of ENTECS, to its fiduciary duties under applicable law.

     Section 6.07 Letters of Accountant. Each of TES and ENTECS shall use its respective best efforts to cause to be delivered to the other a letter of Schiefley & Associates, P.C., independent public accountant to both parties, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     Section 6.08 Affiliates. Prior to the Closing Date, ENTECS shall deliver to TES a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of ENTECS, "affiliates" of ENTECS for purposes of Rule 145 under the Securities Act. ENTECS shall use its best efforts to cause each such person to deliver to TES on or prior to the Closing Date a written agreement, substantially in the form attached as Exhibit 6.08 hereto.

     Section 6.09 Indemnification and Insurance. b. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of ENTECS is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee or agent of ENTECS, or is or was serving at the request of ENTECS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that ENTECS shall indemnify and hold harmless, and from and after the Effective Time each of the Surviving Corporation and TES shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Managers may retain counsel satisfactory to them, and ENTECS, or the Surviving Corporation and TES after the Effective Time, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefore are received, and (ii) ENTECS, or the Surviving Corporation and TES after the Effective Time, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither ENTECS nor the Surviving Corporation or TES shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and TES shall have no obligation hereunder to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Any Manager wishing to claim indemnification under this Section 6.09(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify ENTECS and, after the Effective Time, the Surviving Corporation and TES, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, unless the indemnifying party is actually and materially prejudiced thereby).

     (b) TES and Acquisition Sub agree that all rights to indemnification existing in favor of the Managers as provided in ENTECS's Certificate of Incorporation or Bylaws or similar documents of any of ENTECS's subsidiaries as in effect as of the date hereof, and in any agreement between ENTECS or any subsidiary and any Manager with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years. TES shall cause to be maintained in effect for not less than six years after the Effective Time, policies of directors' and officers' liability insurance (of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the terms and conditions contained in similar policies maintained by TES for TES's directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available.

     (c) The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

     Section  6.10  Certain  Benefits.  (a)  Each  of TES  and  Acquisition  Sub
acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of ENTECS (to the extent such concept is applicable) for the purposes of all agreements, contracts, plans, programs, policies or arrangements of ENTECS described in Section 6.10 of ENTECS Disclosure Schedule or ENTECS SEC Reports. From and after the Effective Time, TES and its subsidiaries (including the Surviving Corporation) will honor in accordance with their terms all employee benefit plans and employment, severance and consulting agreements described in Section 6.10 of ENTECS Disclosure Schedule or in ENTECS SEC Reports between ENTECS or any of its subsidiaries and any officer, director, or employee of ENTECS or any of its subsidiaries in effect prior to the Effective Time; provided, however, that nothing herein shall preclude any changes effected on a prospective basis to any employee benefit plan.

     (b) TES and Acquisition Sub agree that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its subsidiaries will provide benefit plans to employees employed as of the Effective Time which will, in the aggregate, be no less favorable than those currently provided by ENTECS and its subsidiaries to their employees and, thereafter, will provide benefits no less favorable than those provided by TES and its other subsidiaries to their employees.

     (c) The covenants set forth in Section 6.10 of ENTECS Disclosure Schedule shall have the same force and effect as if they were set forth in this Section 6.10.

     Section 6.11 Brokers or Finders. Each of TES and ENTECS represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of TES and ENTECS agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.


                                   ARTICLE VII

                                   CONDITIONS

     Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding ENTECS Shares and the issuance of TES Shares pursuant to the Merger and the other terms of this Agreement shall have been approved by the affirmative vote of the holders of a majority of the TES Shares present at the meeting and entitled to vote.

     (b) Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Entity, and all required third party consents, the failure to obtain which would have a material adverse effect on TES and its subsidiaries, including the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained. TES shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the TES Shares pursuant to the Merger and the other terms of this Agreement.

     (c) The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (d) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger and shall be in effect.

     Section 7.02 Conditions of Obligations of TES and Acquisition Sub. The obligations of TES and Acquisition Sub to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by TES and Acquisition Sub:

     (a) The representations and warranties of ENTECS set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on ENTECS and its subsidiaries taken as a whole.

     (b) From the date of this Agreement through the Closing Date, except as set forth in Section 4.06 of ENTECS Disclosure Schedule, ENTECS shall not have suffered any adverse changes in its business, operations or financial condition which are material to ENTECS and its subsidiaries taken as a whole (other than changes generally affecting the industries in which ENTECS operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby).

     (c) ENTECS shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on ENTECS and its subsidiaries taken as a whole.

     (d) At the Closing, ENTECS shall have furnished TES with copies of (i) resolutions duly adopted by the Board of Directors of ENTECS approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable ENTECS to comply with the terms of this Agreement, and (ii) the resolution duly adopted by the holders of Shares approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary or Assistant Secretary of ENTECS.

     (e) Opinion of ENTECS's Counsel. At the Closing, ENTECS shall have furnished TES with an opinion, dated the Closing Date, of counsel to ENTECS, in form and substance satisfactory to TES and its counsel, to the effect that:

     (i) ENTECS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

     (ii) each of ENTECS's subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

     (iii) each of ENTECS and each of its subsidiaries have the corporate power to carry on its businesses as they are being conducted on the Closing Date;

     (iv) the authorized capital stock of ENTECS consists of 50,000,000 Shares, and the 1,456,182 Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid and nonassessable and that between the date hereof and the Closing Date no additional Shares have been issued and none of such issued and outstanding Shares were issued in violation of any preemptive rights of shareholders of ENTECS;

     (v) ENTECS has taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of ENTECS enforceable against ENTECS in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

     (vi) the execution and delivery of this Agreement by ENTECS do not, and the consummation of the transactions contemplated by this Agreement by ENTECS will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of ENTECS or any of its subsidiaries, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to ENTECS or any of its subsidiaries or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of ENTECS or any of its subsidiaries or to which ENTECS or any of its subsidiaries is subject and in each case known to such counsel;

     (vii) All filings required to be made by ENTECS prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by ENTECS prior to the Effective Time from, governmental and regulatory authorities of Germany, the United States and the State of Colorado in connection with the execution and delivery of this Agreement by ENTECS and the consummation of the transactions contemplated by this Agreement by ENTECS, have been so made or obtained, as the case may be;

     (viii) All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to TES, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

     In rendering the foregoing opinion (the "Primary Opinion"), such counsel may rely on certificates of officers and other agents of ENTECS and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Colorado, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parent and its counsel, provided such reliance is expressly noted in the Primary Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the Primary Opinion;

     Section 7.03 Conditions of Obligations of ENTECS. The obligation of ENTECS to effect the Merger is further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by ENTECS:

     (a) The representations and warranties of TES set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing
Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on TES and its subsidiaries taken as a whole.

     (b) From the date of this Agreement through the Closing Date, except as set forth in Section 5.06 of the TES Disclosure Schedule, TES shall not have suffered any adverse changes in its business, operations or financial condition which are material to TES and its subsidiaries taken as a whole (other than changes generally affecting the industries in which TES operates, including changes due to actual or proposed changes in law or regulation).

     (c) TES shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on TES and its subsidiaries taken as a whole.

     (d) The opinion, based on representations of ENTECS and TES, of Schlueter & Associates, P.C. or Brinkerhoph & Revnig, P.C., counsel to ENTECS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that TES, Acquisition Sub and ENTECS will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of ENTECS and TES, shall not have been withdrawn or modified in any material respect.

     (e) At the Closing, TES and Acquisition Sub shall have furnished ENTECS with copies of (i) resolutions duly adopted by their respective Boards of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement, and (ii) the resolutions duly adopted by the holders of TES Shares approving the issuance of TES Shares, such resolutions to be certified by the Secretary or Assistant Secretary of TES.

     (f) At the Closing, the TES shall have furnished ENTECS with an opinion, dated the Closing Date, of counsel to the TES and Acquisition Sub, in form and substance satisfactory to ENTECS and its counsel, to the effect that:

     (i) Each of TES and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

     (ii) each has the corporate power to carry on its businesses as they are being conducted on the Closing Date;

     (iii) the authorized capital stock of TES consists of 20,000,000 Shares, and the 5,224,830 Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid and nonassessable and that between the date hereof and the Closing Date no additional Shares have been issued and none of such issued and outstanding Shares were issued in violation of any preemptive rights of shareholders of TES;

     (iv) TES and Acquisition Sub has each taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of the each, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

     (v) the execution and delivery of this Agreement by each of the TES and Acquisition Sub do not, and the consummation of the transactions contemplated by this Agreement by each will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of either, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to either or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of either or to which either is subject and in each case known to such counsel;

     (vi) all filings required to be made by each prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by each prior to the Effective Time from, governmental and regulatory authorities of the Germany, United States and the State of Colorado in connection with the execution and delivery of this Agreement by ENTECS and the consummation of the transactions contemplated by this Agreement by each, have been so made or obtained, as the case may be.

     In rendering the foregoing opinion (the "Primary Opinion"), such counsel may rely on certificates of officers and other agents of TES or Acquisition Sub and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Colorado, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parent and its counsel, provided such reliance is expressly noted in the Primary Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the Primary Opinion.

     All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to ENTECS, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of ENTECS or TES:


     (a) by mutual consent of TES and ENTECS;

     (b) by either TES or ENTECS if the Merger shall not have been consummated before June 30, 1999 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

     (c) by either TES or ENTECS if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

     (d) by ENTECS if it shall have received a proposal from a third party which contemplates a transaction which the Board of Directors determines, after consultation with its legal and financial advisors, is more favorable than the transactions contemplated hereby, unless, within five days of receipt by TES of notice of such third-party transaction, TES and ENTECS agree to a transaction which the Board of Directors determines, after such consultation, is more favorable than such third-party transaction; or

     (e) by either party if any required approval of the stockholders of TES or ENTECS shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof for the purpose of obtaining such vote.

     Section 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.04 and 6.12. Nothing contained in this
Section 8.02 shall relieve any party from liability for any breach of this Agreement.

     Section 8.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ENTECS or of TES, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                             POST CLOSING COVENANTS

     In filing federal tax returns at any time, each of TES, ENTECS and New Acquisition Sub will take consistent filing positions to the effect that for federal income tax purposes (i) the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and no Shareholder is required to recognize income gain or loss with respect thereto; (ii) a Shareholder is not required to recognize any income or gain with respect to his right, if any, to receive payments under such Shareholder's employment agreement.

     ENTECS will provide assistance to the Shareholders in determining their basis in ENTECS's common stock.


                                    ARTICLE X

                                  MISCELLANEOUS

     Section  10.01   Nonsurvival  of   Representations   and  Warranties.   The
representations and warranties made herein shall not survive beyond the Effective Time.

     Section 10.02 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                (a)     if to TES or Acquisition Sub, to

                        Gerd Behrens, President
                        25 Impler Strasse
                        Munich,  81371
                        Germany

                        with a copy to

                        Henry F. Schlueter
                        Schlueter & Associates, P.C.
                        1050 17th Street, Suite 1700
                        Denver, Colorado  80265

                        and

                (b)     if to ENTECS, to

                        Gerd Behrens, President
                        Karl-B`hm-Sta8e 2
                        85598 Baldham
                        Germany

                        with a copy to

                        Paul Maricle
                        Rossi & Maricle, P.C.
                        370 17th Street, Suite 4250
                        Denver, Colorado  80202

     Section 10.03 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 10.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.05 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that TES may cause Acquisition Sub to assign its rights and obligations to TES or any other wholly owned subsidiary of TES, but no such assignment shall relieve Acquisition Sub of its obligations hereunder if such assignee does not perform such obligations.

     Section 10.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to any applicable principles of conflicts of law.

     Section 10.07 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 10.08 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     Section 10.09 Publicity. Except as otherwise required by law, for so long as this Agreement is in effect, neither ENTECS nor TES shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party.


     Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.09, 5.10 and 5.11 hereof. TES shall cause Acquisition Sub to perform its obligations hereunder.

     IN WITNESS WHEREOF, ENTECS, TES and Acquisition Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                        ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTIONS, INC.


                                     By:________________________________
                                              Name:
                                              Title:



                                     TECHNICAL ENVIRONMENT SOLUTIONS,  INC.

                                     By:___________________________________
                                              Name:
                                              Title:


                                      TES ACQUISITON CORP.



                                     By:___________________________________
                                              Name:
                                              Title:

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 10 of the Company's Articles of Incorporation provides for the indemnification of the Company's officers and directors. Further, the officers and directors are indemnified under various provisions of the Colorado Business Act, which provides for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of the Company. With respect to matters as to which the Company's officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence in the performance of their duties to the Company, Colorado law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for which the court deems proper.

     In accordance with the laws of the State of Colorado, the Company's Bylaws authorize indemnification of a director, officer, employee, or agent of the Company for expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence in performance of his or her duty. In addition, even a director officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

Exhibit
No.               Document
-------           --------

3(i)              Articles of Incorporation(1)
3(ii)             Bylaws(1)
4(i)              Form of Stock Certificate(1)
4(ii)             Form of Convertible Debenture(1)
4(iii)            Stock Option Plan(1)
5.1               Opinion of Schlueter & Associates, P.C. as to legality of TES Common Stock(2)
5.2               Opinion of Rossi & Maricle, P.C. as to legality of Entecs Common Stock(2)
8.1               Opinion of Schlueter & Associates, P.C. as to the tax consequences of the proposed merger under the tax laws of the United States(2)

                                      II-1


10(i)             Employment Contract of Gerd Behrens dated May 19, 1992(1)
10(ii)            Lease for Impler Strasse office(1)
10(iii)           Lease for building in Landsberg am Lech(1)
10(iv)            Lease for building #2 (Halle) at Landsberg am Lech(1)
10(v)             Agreement dated February 2, 1998 between TES Inc. and T-Cycle GmbH(1)
23.1              Consent of James E. Scheifley & Associates, P.C. with respect to TES(3)
23.2              Consent of James E. Scheifley & Associates, P.C. with respect to Entecs(3)
23.3              Consents of Schlueter & Associates, P.C. (included with Exhibits 5.1 and 8.1)(2)
23.3              Consent of Rossi & Maricle, P.C. (included with Exhibit 5.2)(2)

-----------------------
1 Incorporated by reference from the Registrant's Registration Statement on Form 10-SB (SEC File No. 0-23779) previously filed with the Commission
2    To be filed by Amendment
3    Filed Herewith

     (b) Financial Statement Schedules. Schedules have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) Rule 512

          The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the (Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective

SIGNATURES
----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Colorado on the 12th day of February, 1999.

                                           TECHNICAL ENVIRONMENT SOLUTIONS, INC.
                                           (Registrant)



                                           By:  /s/  Gerd Behrens
                                              ----------------------------------
                                                    Gerd Behrens, President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the persons in the capacities and on the dates indicated.

Date                           Title                            Signature
----                           -----                            ---------


February 12, 1999               President and Director        /s/  Gerd Behrens
---------------------          (Principal Executive Officer)    Gerd Behrens


February 12, 1999              Treasurer and Director         /s/  Jutta Behrens
---------------------          (Principal Financial and         Jutta Behrens
                               Accounting Officer)


February 12, 1999              Secretary and Director         /s/  Frank Behrens
---------------------                                           Frank Behrens